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Exhibit 10.1

$130,000,000

CREDIT AGREEMENT

among

LSF5 WAGON INVESTMENTS, LLC,
as Wagon Investments,

CENTER CUT HOSPITALITY,  INC.
(f/k/a Lone Star Steakhouse & Saloon, Inc.),
as the Borrower,

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

BARCLAYS CAPITAL and WELLS FARGO BANK, N.A.,
as Syndication Agents

and

BARCLAYS CAPITAL
as Lead Arranger and Sole Bookrunner,

and

BARCLAYS BANK PLC,
as Administrative Agent

and

BARCLAYS BANK PLC,
as Collateral Agent

Dated as of JULY 6, 2007

5.10.	No Default	42
5.11.	Ownership of Property; Liens	42
5.12.	Intellectual Property	42
5.13.	Taxes	42
5.14.	Margin Stock Regulations	42
5.15.	Labor Matters	43
5.16.	ERISA	43
5.17.	Investment Company Act; Other Regulations	43
5.18.	Subsidiaries	43
5.19.	Use of Proceeds	43
5.20.	Environmental Matters	43
5.21.	Accuracy of Information, etc.	44
5.22.	Security Documents	45
5.23.	Regulation H	45
5.24.	Solvency	45
5.25.	Leases	45
5.26.	Zoning	46
5.27.	Assessment	46
5.28.	Utilities	46
5.29.	Access	46
5.30.	USA Patriot Act/Anti-Money Laundering	46
5.31.	Projections	46
5.32.	Certain Fees	46
5.33.	Guaranteed Leases	47
SECTION 6. CONDITIONS PRECEDENT		47
6.1.	Conditions to Initial Extension of Credit	47
6.2.	Conditions to Each Extension of Credit	49
SECTION 7. AFFIRMATIVE COVENANTS		49
7.1.	Financial Statements	49
7.2.	Certificates; Other Information	50
7.3.	Payment of Obligations	51
7.4.	Maintenance of Existence; Compliance	51
7.5.	Maintenance of Property; Insurance	51
7.6.	Inspection of Property; Books and Records; Discussions	52
7.7.	Payment of Taxes and Claims	52
7.8.	Notices	52
7.9.	Environmental Laws	53
7.10.	Licenses; Permits; Authorizations	53
7.11.	Interest Rate Protection	53
7.12.	Additional Collateral, etc.	53
7.13.	Guaranteed Leases.	55
7.14.	Further Assurances	55
7.15.	Non-Consolidation	55
7.16.	Transfer of Assets	56
7.17.	Post-Closing Requirements	56
SECTION 8. NEGATIVE COVENANTS		57
8.1.	Financial Condition Covenants	58
8.2.	Indebtedness	60
8.3.	Liens	61
8.4.	Fundamental Changes	62
8.5.	Disposition of Property	62

8.6.	Restricted Payments	63
8.7.	Investments	63
8.8.	Optional Payments and Modifications of the Instrument Evidencing the Subordinated Debt and the Related Agreements	64
8.9.	Transactions with Affiliates	64
8.10.	Sales and Leasebacks	65
8.11.	Hedge Agreements	65
8.12.	Changes in Fiscal Periods	65
8.13.	Negative Pledge Clauses	65
8.14.	Clauses Restricting Subsidiary Distributions	65
8.15.	Lines of Business	66
8.16.	Amendments to Organizational and Certain Related Documents	66
8.17.	Permitted Activities of Wagon Investments	66
SECTION 9. EVENTS OF DEFAULT		66
SECTION 10. THE AGENTS		69
10.1.	Appointment	69
10.2.	Delegation of Duties	69
10.3.	Exculpatory Provisions	69
10.4.	Reliance by Agents	69
10.5.	Notice of Default	70
10.6.	Non-Reliance on Agents and Other Lenders	70
10.7.	Indemnification	70
10.8.	Agent in Its Individual Capacity	71
10.9.	Successor Administrative Agent	71
10.10.	Security Documents	71
10.11.	Agents Generally	72
10.12.	The Syndication Agent and Lead Arranger	72
SECTION 11. MISCELLANEOUS		72
11.1.	Amendments and Waivers	72
11.2.	Notices	74
11.3.	No Waiver; Cumulative Remedies	75
11.4.	Survival of Representations, Warranties and Agreement	75
11.5.	Payment of Expenses and Taxes	75
11.6.	Indemnity	76
11.7.	Successors and Assigns; Participations and Assignments	76
11.8.	Adjustments; Set-off	79
11.9.	Counterparts	80
11.10.	Severability	80
11.11.	Integration	80
11.12.	GOVERNING LAW	80
11.13.	Submission To Jurisdiction; Waivers	81
11.14.	Acknowledgments	81
11.15.	Releases of Guaranties and Liens	81
11.16.	Confidentiality	82
11.17.	WAIVERS OF JURY TRIAL	82
11.18.	Independence of Covenants	82
11.19.	Marshalling; Payments Set Aside	82
11.20.	Obligations Several; Independent Nature of Lenders' Rights	82
11.21.	Usury Savings Clause	83
11.22.	Effectiveness	83
11.23.	USA Patriot Act	83
11.24.	Electronic Execution of Assignments	83

ANNEX:
A	Term Commitments and Revolving Commitments
SCHEDULES:
1.1	Real Property
5.1(a)	Certain Adjustments
5.4	Capital Stock and Ownership
5.6	Consents, Authorizations, Filings and Notices
5.9	Material Contracts
5.18	Subsidiaries
5.22(a)	UCC Filing Jurisdictions
5.25	Unpaid leasing or brokerage commissions and defaults
5.33	Guaranteed Leases
8.2(d)	Existing Debt
8.3(f)	Existing Liens
EXHIBITS:
A	Form of Funding Notice
B	Form of Conversion/Continuation Notice
C-1	Form of Guarantee and Collateral Agreement
C-2	Form of Intellectual Property Security Agreement
D	Form of Compliance Certificate
E	Form of Closing Certificate
F	Form of Assignment and Assumption
G	Form of Mortgage
H-1	Form of Legal Opinion of Hunton & Williams LLP
H-2	Form of Legal Opinion of Hirschler Fleischer
I	Form of Solvency Certificate
J-1	Form of Term Loan Note
J-2	Form of Revolving Note
K	Landlord Consent and Estoppel
L	Landlord Estoppel
M	Landlord Notice
N	Form of Administrative Questionnaire
O	Form of Exemption Certificate

        CREDIT AGREEMENT, dated as of July 6, 2007, among LSF5 WAGON INVESTMENTS, LLC, a Delaware limited liability company ("Wagon Investments"), CENTER CUT HOSPITALITY, INC., formerly known as Lone Star Steakhouse & Saloon, Inc., a Delaware corporation (the "Borrower"), the several banks and other financial institutions or entities from time to time parties to this Agreement (the "Lenders"), BARCLAYS CAPITAL, the investment banking division of BARCLAYS BANK PLC ("Barclays Capital"), as lead arranger and sole bookrunner (in such capacity, the "Lead Arranger"), BARCLAYS CAPITAL and WELLS FARGO BANK, N.A., as syndication agents (in such capacities, the "Syndication Agents"), BARCLAYS BANK PLC, as administrative agent (in such capacity, the "Administrative Agent") and BARCLAYS BANK PLC, as collateral agent (in such capacity, the "Collateral Agent").

        WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

        WHEREAS, the Borrower intends to pay a dividend to Wagon Investments in order for it to repay the Existing Indebtedness in full and to pay the fees, expenses and costs arising from or related to the Loans, and has requested, and the Lenders have agreed to extend, certain credit facilities consisting of (a) up to $110,000,000 in an aggregate principal amount of Term Commitments, and (b) up to $20,000,000 in an aggregate principal amount of Revolving Commitments, the proceeds of which will be used (i) for permitted Capital Expenditures and (ii) to provide for the ongoing working capital requirements of the Borrower and (together with the proceeds of the Letters of Credit) for general corporate purposes (the "Transactions");

        WHEREAS, the Borrower has agreed to secure all of its Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, of a perfected first priority security interest on substantially all of its assets, including a pledge of all of the Capital Stock of each of its Domestic Subsidiaries and 66% of the Capital Stock of its Foreign Subsidiaries; and

        WHEREAS, each Guarantor has agreed to guarantee the Obligations of the Borrower hereunder and to secure such Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a perfected first priority security interest on substantially all of their respective assets.

        NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants contained herein, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

        1.1.    Defined Terms.    As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

        "Administrative Agent": as defined in the preamble to this Agreement.

        "Administrative Questionnaire": an Administrative Questionnaire substantially in the form of Exhibit N with such amendments or modifications as may be reasonably approved by the Administrative Agent or such other form approved by the Administrative Agent.

        "Affected Lenders": as defined in Section 4.9(b).

        "Affected Loans": as defined in Section 4.9(b).

        "Affiliate": as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

        "Agents": the collective reference to the Syndication Agents, the Lead Arranger, the Collateral Agent, the Administrative Agent, which term shall include, for purposes of Section 10 only, the Issuing Lender.

        "Aggregate Exposure": with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender's Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender's Term Loans and (ii) the amount of such Lender's Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender's Revolving Extensions of Credit then outstanding.

        "Aggregate Exposure Percentage": with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender's Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

        "Agreement": this Credit Agreement.

        "Applicable Margin": for Loans made to the Borrower as of the Closing Date until the Senior Debt Ratings are assigned, with respect to the Base Rate, 1.75% per annum, and with respect to Eurodollar Base Rate, 2.75% per annum, and after the Senior Debt Ratings are assigned, for Loans made to the Borrower on any date, the rate per annum as set forth below, determined by reference to the Senior Debt Ratings:

Level	Senior Debt Rating	Applicable Base Rate Margin	Applicable Eurodollar Base Rate Margin
I	At least B2/	1.50%	2.50%
II	Less than B3/	1.75%	2.75%

        "Application": an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

        "Approved Fund": any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

        "Asset Advisory Agreement": means the asset advisory agreement dated December 13, 2006, among the Borrower, the Sponsor and Hudson Advisors, L.L.C.

        "Asset Sale": any (i) Disposition of Property or series of related Dispositions of Property under Section 8.5(e) and (ii) any other Disposition of Property or series of related Dispositions of Property (excluding any such Disposition permitted by clause (a), (b), (c), (d), (f) or (g) of Section 8.5) that, in case of this clause (ii), yields gross proceeds to any Group Member valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds in excess of $5,000,000.

        "Assignee": as defined in Section 11.7(a).

        "Assignment and Assumption": an Assignment and Assumption, substantially in the form of Exhibit F.

        "Authorizations" means all and any approvals, consents, licenses, permits, waivers or other authorization issued by the proper Governmental Authorities or pursuant to applicable law.

        "Available Revolving Commitment": as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender's Revolving Commitment then in effect over (b) such Lender's Revolving Extensions of Credit then outstanding.

        "Barclays Capital": as defined in the preamble to this Agreement.

        "Base Rate": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%. For purposes hereof: "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by the Reference Lender as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Reference Lender in connection with extensions of credit to debtors). Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

        "Base Rate Loans": loans the rate of interest applicable to which is based upon the Base Rate.

        "Benefitted Lender": as defined in Section 11.8(a).

        "Board": the Board of Governors of the Federal Reserve System of the United States (or any successor).

        "Borrower": as defined in the preamble to this Agreement.

        "Borrowing Date": any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

        "Business": as defined in Section 5.20(b).

        "Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

        "Capital Expenditures": for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries minus any such expenditures specifically financed by equity contributions to such Person.

        "Capital Lease Obligations": as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

        "Capital Stock": any and all shares, membership interests, equity participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

        "Cash": money, currency or a credit balance in any demand or Deposit Account.

        "Cash Equivalents": (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor's Ratings Services ("S&P") or P-1 by Moody's Investors Service, Inc. ("Moody's"), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody's; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition or money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody's and (iii) have portfolio assets of at least $5,000,000,000.

        "Casualty Event" shall mean any involuntary loss of title, any involuntary loss of, damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of Wagon Investments or any of its Subsidiaries. "Casualty Event" shall include but not be limited to any taking of all or any part of any real property of any person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Requirement of Law, or by reason of the temporary requisition of the use or occupancy of all or any part of any real property of any person or any part thereof by any Governmental Authority, civil or military, or any settlement in lieu thereof.

        "Center Cut Letter of Credit": the letter of credit dated July 6, 2007 issued by the Bank of Montreal, Chicago, Illinois, in an aggregate amount of $19,800,000, with the Borrower being named as the beneficiary and in form and substance satisfactory to the Administrative Agent.

        "Change of Control": at any time, (i) the Sponsor shall cease to beneficially own and control directly or indirectly at least 51% on a fully diluted basis of the economic and voting interests in the Capital Stock of the Borrower in the aggregate, measured on a collective basis; (ii) any Person or "group" (within the meaning of Rules 13d-3 and 13d-5 under the Securities and Exchange Act or 1934, as amended) other than the direct and indirect owners of the Borrower as of the Closing Date (a) shall have acquired beneficial ownership of 20% or more on a fully diluted basis of the voting and/or economic interest in the Capital Stock of Wagon Investments or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of Wagon Investments; (iii) Wagon Investments shall cease to beneficially own and control 100% on a fully diluted basis of the economic and voting interest in the Capital Stock of the Borrower; or (iv) the Sponsor fails to maintain the ability to directly or indirectly elect a majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of Wagon Investments.

        "Closing Certificate": as defined in Section 6.1(f).

        "Closing Date": the date on which the conditions precedent set forth in Section 6.1 shall have been satisfied.

        "Code": the Internal Revenue Code of 1986, as amended from time to time.

        "Collateral": all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

        "Commitment": as to any Lender, the sum of the Term Commitment and the Revolving Commitment of such Lender.

        "Commitment Fee Rate": 0.50% per annum.

        "Commonly Controlled Entity": an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

        "Compliance Certificate": a certificate duly executed by a Responsible Officer substantially in the form of Exhibit D.

        "Consolidated Adjusted Leverage Ratio": as of the last day of any period, the ratio of (a) the sum of (i) Consolidated Total Debt as of the last day of then most recently completed fiscal quarter plus (ii) Consolidated Rental Expense for the period of four consecutive fiscal quarters ended on such day, multiplied by 8, to (b) Consolidated EBITDAR for the period of four consecutive fiscal quarters ended on such day.

        "Consolidated Current Assets": at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption "total current assets" (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date.

        "Consolidated Current Liabilities": at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption "total current liabilities" (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of the Borrower and its Subsidiaries, (b) without duplication of clause (a) above, all Indebtedness consisting of Revolving Loans to the extent otherwise included therein, and (c) Indebtedness of the Borrower owing to its dissenting shareholders related to the claims of such shareholders in connection with Wagon Investments' acquisition of the Borrower but only in an amount not to exceed the face amount of the Center Cut Letter of Credit.

        "Consolidated EBITDA": for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary charges or losses determined in accordance with GAAP, (f) non-cash compensation expenses arising from the issuance of stock, options to purchase stock and stock appreciation rights to the management of the Borrower, (g) any other noncash charges, noncash expenses or noncash losses of the Borrower or any of its Subsidiaries for such period including any straight line rent adjustments (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period), (h) pre-opening construction costs and other reasonable expenses actually incurred in connection with the opening of a new Restaurant, and (i) merger and stock compensation expenses for the fiscal year ended December 26, 2006, provided, however, that cash payments made in such period or in any future period in respect of such noncash charges, expenses or losses (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period) shall be subtracted from Consolidated Net Income in calculating Consolidated EBITDA in the period when such payments are made, and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income, (b) any extraordinary income or gains determined in accordance with GAAP, (c) any income or gains (or plus any losses) attributable to the

Restaurant in Branson, Missouri, (d) any other non-cash income (excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period that are described in the parenthetical to clause (g) above) and (e) any professional fees payable in connection with the New York Claim, all as determined on a consolidated basis. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a "Reference Period") pursuant to any determination of the Consolidated Leverage Ratio or the Consolidated Senior Debt Ratio, (i) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, "Material Acquisition" means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the Capital Stock of a Person and (b) involves the payment of consideration by the Borrower and its Subsidiaries in excess of $2,000,000, provided that, the acquisition of assets to start or open a Restaurant (including, without limitation, real property or a constructed store) shall constitute a Material Acquisition for purposes of calculating Consolidated EBITDA when such Restaurant opens for business; and "Material Disposition" means any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $2,000,000.

        "Consolidated EBITDAR": for any period, Consolidated EBITDA for such period plus, Consolidated Rental Expense for such period.

        "Consolidated Fixed Charge Coverage Ratio": for any period, the ratio of (a) Consolidated EBITDA for such period to (b) the sum of Consolidated Interest Expense plus (i) all cash income tax expenses; (ii) all scheduled repayments of principal; and (iii) until December 30, 2008, Capital Expenditures made as maintenance which is regularly scheduled and in the ordinary course of business for such period, for each Restaurant that has been in business for more than 6 months, and thereafter, all Capital Expenditures. For purposes of determining the Consolidated Fixed Charge Coverage Ratio for the period of four consecutive quarters ending September 4, 2007, December 25, 2007 and March 18, 2008, Consolidated Interest Expense, cash income tax expenses and scheduled repayments of principal shall be deemed to be equal to (a) the Consolidated Interest Expense, cash income tax expenses and scheduled repayments of principal, in each case, for the fiscal quarter ended September 4, 2007, multiplied by 4, (b) the Consolidated Interest Expense, cash income tax expenses and scheduled repayments of principal, in each case, for the two consecutive fiscal quarters ended December 25, 2007, multiplied by 2 and (c) the Consolidated Interest Expense, cash income tax expenses and scheduled repayments of principal, in each case, for the three consecutive quarters ended March 18, 2008, multiplied by 4/3, respectively.

        "Consolidated Interest Coverage Ratio": for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

        "Consolidated Interest Expense": for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

        "Consolidated Leverage Ratio": at any time, the ratio of (a) Consolidated Total Debt as of the last day of then most recently completed fiscal quarter to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ended on such last day.

        "Consolidated Net Income": for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

        "Consolidated Rental Expense": the aggregate amount of rent payable under all leases of the Borrower and its Subsidiaries, the obligation with respect to which is not included under the definition of Indebtedness.

        "Consolidated Senior Debt": all Consolidated Total Debt other than the Subordinated Debt.

        "Consolidated Senior Debt Ratio": at any time, the ratio if (a) Consolidated Senior Debt as of the last day of the then most recently completed fiscal quarter to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ended on such last day.

        "Consolidated Total Debt": at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP other than (a) Indebtedness of a Group Member owing to another Group Member, (b) Indebtedness of the Borrower owing to its dissenting shareholders related to the claims of such shareholders in connection with Wagon Investments' acquisition of the Borrower and (c) the Subordinated Debt (to the extent such Indebtedness remains subordinated pursuant to the terms of the Subordination Agreement).

        "Consolidated Working Capital": at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

        "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

        "Conversion/Continuation Notice": a notice substantially in the form of Exhibit B.

        "Default": any of the events specified in Section 9, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

        "Default Excess": with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender's pro rata share of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Defaulting Lenders (including such Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of all Loans of such Defaulting Lender.

        "Default Period": with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default and ending on the earliest of the following dates: (i) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (ii) the date on which (a) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or by the non-pro rata application of any voluntary or mandatory prepayments of the Loans in accordance with the terms of Section 4.1 or Section 4.2 or by a combination thereof) and (b) such Defaulting Lender shall have delivered to Borrower and Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitments, and (iii) the date on which Borrower, Administrative Agent and Required Lenders waive all Funding Defaults of such Defaulting Lender in writing.

        "Defaulting Lender": as defined in Section 4.14.

        "Defaulted Loan": as defined in Section 4.14.

        "Deposit Account": a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

        "Disposition": with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms "Dispose" and "Disposed of" shall have correlative meanings.

        "Dollars" and "$": dollars in lawful currency of the United States.

        "Domestic Subsidiary": any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

        "ECF Percentage": 75%.

        "Environmental Claim": any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

        "Environmental Laws": any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

        "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

        "Eurocurrency Reserve Requirements": for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

        "Eurodollar Base Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on

Reuters Screen LIBOR01 Page as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Reuters Screen LIBOR01 Page, the "Eurodollar Base Rate" shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

        "Eurodollar Loans": Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

        "Eurodollar Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate 1.00 - Eurocurrency Reserve Requirements

        "Event of Default": any of the events specified in Section 9, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

        "Excess Cash Flow": for any fiscal year of the Borrower, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year adjusted to exclude any gains or losses attributable to events (including Asset Sales and Recovery Events, it being understood that any Reinvestment Deferred Amount shall not be included in the calculation of Excess Cash Flow) that trigger a mandatory prepayment under Section 4.2, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income to the extent not also included in the calculation of Consolidated Working Capital, (iii) decreases in Consolidated Working Capital for such fiscal year, and (iv) the aggregate net amount of non-cash loss on the Disposition of Property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income less (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Consolidated Net Income to the extent not also included in the calculation of Consolidated Working Capital, (ii) the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such fiscal year on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred to finance such expenditures (but including repayments of any such Indebtedness incurring during such period or any prior period) and any such expenditures financed with the proceeds of any Reinvestment Deferred Amount), (iii) the aggregate amount of all prepayments of Revolving Loans during such fiscal year to the extent accompanying permanent optional reductions of the Revolving Commitments and all optional prepayments of the Term Loans during such fiscal year, (iv) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including the Term Loans) of the Borrower and its Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (v) increases in Consolidated Working Capital for such fiscal year (net of amounts actually applied by the Borrower to settle cash claims held by dissenting shareholders in connection with Wagon Investments' acquisition of the Borrower, which were asserted prior to the date of this Agreement, and which amounts were funded with proceeds of the Center Cut Letter of Credit and/or additional equity contributions made by Wagon Investments), and (vi) the aggregate net amount of non-cash gain on the Disposition of Property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income.

        "Excess Cash Flow Application Date": as defined in Section 4.2.

        "Excluded Foreign Subsidiary": any Foreign Subsidiary in respect of which either (a) the pledge of all of the Capital Stock of such Subsidiary as Collateral or (b) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Borrower, result in adverse tax consequences to the Borrower.

        "Existing Indebtedness": the Indebtedness arising under the Replacement Promissory Note dated December 13, 2006 in the aggregate principal amount of $108,624,541.38 executed by Wagon Investments (formerly known as Cosmo Investment Holdings (Poseidon), LLC) in favor of LSF5 Affiliate Finance Co., Ltd.

        "Facility": each of (a) the Term Commitments and the Term Loans made thereunder (the "Term Facility") and (b) the Revolving Commitments and the extensions of credit made thereunder (the "Revolving Facility").

        "FDIC": Federal Deposit Insurance Corporation.

        "Federal Funds Effective Rate": for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Reference Lender from three federal funds brokers of recognized standing selected by it.

        "Fiscal Year": means the fiscal year of the Borrower and its Subsidiaries, as applicable, ending on the last Tuesday of each calendar year.

        "Foreign Subsidiary": any Subsidiary of the Borrower that is not a Domestic Subsidiary.

        "Fund": any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

        "Funded Debt": as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans. Funded Debt shall not include any Indebtedness of a Group Member owing to another Group Member, Indebtedness of the Borrower owing to the dissenting shareholders related to the claims of such shareholders in connection with Wagon Investments' acquisition of the Borrower or Subordinated Debt (to the extent such indebtedness remains subordinated pursuant to the terms of the Subordination Agreement).

        "Funding Default": as defined in Section 4.14.

        "Funding Notice": a notice substantially in the form of Exhibit A.

        "Funding Office": the office of the Administrative Agent specified in Section 11.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

        "GAAP": generally accepted accounting principles in the United States as in effect from time to time except that for purposes of Section 8.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 5.1(b). In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower's financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. "Accounting Changes" refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

        "Gift Card Account": any deposit account held by a Group Member in which Cash relating to gift cards is maintained.

        "Governmental Authority": any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

        "Group Members": the collective reference to Wagon Investments, the Borrower and its respective Subsidiaries.

        "Guarantee and Collateral Agreement": the Guarantee and Collateral Agreement to be executed and delivered by Wagon Investments, the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit C-1.

        "Guarantee Obligation": as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity, or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

        "Guaranteed Leases" means the leases listed on Schedule 5.33.

        "Guarantors": the collective reference to Wagon Investments and the Subsidiary Guarantors.

        "Hazardous Materials": any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Wagon Investments or any of its Subsidiaries or any of their respective predecessors or Affiliates or to the indoor or outdoor environment.

        "Hazardous Materials Activity": any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, release, threatened release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

        "Hedge Agreements": any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Hedge Agreement.

        "Highest Lawful Rate": the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

        "Increased-Cost Lender": as defined in Section 4.15.

        "Indebtedness": of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person's business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) for the purposes of Sections 8.2 and 9(e) only, all obligations of such Person in respect of Hedge Agreements. The amount of the obligations of the Borrower or any Subsidiary in respect of any Hedge Agreement shall, at any time of determination and for all purposes under this Agreement, be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedge Agreement were terminated at such time giving effect to current market conditions notwithstanding any contrary treatment in accordance with GAAP. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

        "Insolvency": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

        "Insolvent": pertaining to a condition of Insolvency.

        "Indemnified Liabilities": collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including the Lenders' agreement to make Loans or the use or intended use of the proceeds thereof, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guarantee and Collateral Agreement or any Security Document)); (ii) the statements contained in the commitment letter delivered by any Lender to Borrower with respect to the transactions contemplated by this Agreement; or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Wagon Investments or any of its Subsidiaries.

        "Indemnitee": as defined in Section 11.6.

        "Intellectual Property": the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

        "Intellectual Property Security Agreement": the Intellectual Property Security Agreement to be executed and delivered by each Loan Party substantially in the form of Exhibit C-2.

        "Interest Payment Date": (a) as to any Base Rate Loan, the last day of each fiscal quarter of the Borrower to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan (other than any Revolving Loan that is a Base Rate Loan), the date of any repayment or prepayment made in respect thereof.

        "Interest Period": as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six or (if agreed to by all Lenders under the relevant Facility) nine and twelve months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six or (if available to all Lenders under the relevant Facility) nine and twelve months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent no later than noon, New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

            (i)  if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

           (ii)  the Borrower may not select an Interest Period under a particular Facility that would extend beyond the Revolving Termination Date or beyond the date final payment is due on the Term Loans, as the case may be;

          (iii)  any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

          (iv)  the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

        "Investments": as defined in Section 8.7.

        "Issuing Lender": Barclays Bank PLC, in its capacity as issuer of any Letter of Credit.

        "Landlord Consent and Estoppel" means a Landlord Estoppel and Agreement substantially in the form of Exhibit K with such amendments or modifications as may be reasonably approved by the Administrative Agent or such other form approved by the Administrative Agent.

        "Landlord Estoppel" means a Landlord Estoppel substantially in the form of Exhibit L with such amendments or modifications as may be approved by the Collateral Agent or such other form approved by the Administrative Agent.

        "Landlord Notice" means letter, substantially in the form of Exhibit M, from the Loan Party tenant under the related lease, pursuant to which, among other things, the Loan Party provides notice to the landlord of the granting of a Mortgage on such Mortgaged Property by the Loan Party tenant.

        "L/C Commitment": $10,000,000.

        "L/C Fee Payment Date": the last day of each fiscal quarter of the Borrower and the last day of the Revolving Commitment Period.

        "L/C Obligations": at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.9.

        "L/C Participants": the collective reference to all the Revolving Lenders other than the Issuing Lender.

        "Lead Arranger": as defined in the preamble to this Agreement.

        "Lease" means those certain lease agreements listed on Schedule 5.9 for the Leasehold Properties.

        "Leasehold Mortgaged Property" as defined in Section 7.17(b).

        "Leasehold Property" means the leasehold properties listed in Schedule 5.9.

        "Lenders": as defined in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any SPV.

        "Letters of Credit": as defined in Section 3.5(a).

        "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

        "Loan": any loan made by any Lender pursuant to this Agreement.

        "Loan Documents": this Agreement, the Security Documents and the Subordination Agreement.

        "Loan Parties": each Group Member that is a party to a Loan Document.

        "Majority Facility Lenders": with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments).

        "Material Adverse Effect": a material adverse effect on (a) the business, assets, property, operations, condition (financial or otherwise), results of operations or prospects of the Borrower and its Subsidiaries taken as a whole, (b) the ability of any Loan Parties to fully and timely perform their Obligations or (c) the legality, validity, binding effect or enforceability of this Agreement or any of the other Loan Documents or the rights, remedies or benefits of the Agents or the Lenders hereunder or thereunder or the validity, perfection or priority of the Administrative Agent's Liens on the Collateral.

        "Material Contract": the contracts listed on Schedule 5.9 and identified as "Material Contracts" and any other contract or arrangement to which the Borrower or any of its Subsidiaries is a party (other than the Loan Documents) for which breach or termination before the expiration could reasonably be expected to have a Material Adverse Effect.

        "Materials of Environmental Concern": any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

        "Mortgaged Properties": the real properties listed on Schedule 1.1 and any Leasehold Mortgage Property, as to which the Administrative Agent for the benefit of the Lenders shall be granted a Lien pursuant to the Mortgages.

        "Mortgages": each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, substantially in the form of Exhibit G (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded).

        "Multiemployer Plan": a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

        "Net Cash Proceeds": (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or by the Disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of attorneys' fees, accountants' fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of Capital Stock or any capital contribution or any incurrence of Indebtedness, the cash proceeds received from such issuance, contribution or incurrence, net of attorneys' fees, investment banking fees, accountants' fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

        "New York Claim": that certain claim as of the date hereof against Del Frisco's of New York, Inc. by former employees of Del Frisco's of New York, Inc. relating to tip sharing.

        "Non-Consenting Lender": as defined in Section 4.15.

        "Non-Excluded Taxes": as defined in Section 4.11(a).

        "Non-U.S. Lender": as defined in Section 4.11(d).

        "Notes": the collective reference to any promissory note evidencing the Loans.

        "Obligations": the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to any Agent or to any Lender arising under or in connection with the Loan Documents, and all obligations of the Borrower owing to any Affiliate of any Lender in the case of Specified Hedge Agreements, in each case, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Hedge Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to any Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise; provided, that (i) obligations of the Borrower or any Subsidiary under any Specified Hedge Agreement shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements.

        "Other Taxes": any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

        "Parking Agreements" means (i) that certain Lot 4 Parking Lease by and between New Orchard I-25 Ventrue, LLP and Del Frisco's of Colorado, Inc., dated April 1, 2005 and (ii) those certain provisions of the Agreement of Purchase and Sale by and between CR IV Industrial, L.P. and Big Steak, LP, dated October 12, 2005 referenced in that certain Memorandum of Parking Rights by and between CR IV Industrial, L.P. and Big Steak, LP, dated as of January 11, 2006 and recorded as Instrument No. 2006005917 in the Official Public Records of Travis County, Texas.

        "Participant": as defined in Section 11.7(d).

        "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

        "Permitted Indebtedness": all Indebtedness permitted by Section 8.2.

        "Person": an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

        "Plan": at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

        "Power of Attorney": the power of attorney dated July 6, 2007 granted in favor of the Administrative Agent by Del Frisco's of New York, Inc., relating to the exercise of the option to renew that certain lease agreement dated July 15, 1997 entered into with Rock-McGraw, Inc.

        "Pro Forma Statements": as defined in Section 5.1(a).

        "Projections": as defined in Section 7.2(c).

        "Properties": as defined in Section 5.20(a).

        "Property": any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

        "Qualified Counterparty": with respect to any Specified Hedge Agreement, any counterparty thereto that, at the time such Specified Hedge Agreement was entered into, was a Lender or an Affiliate of a Lender.

        "Recorded Leasehold Interest" means a Leasehold Property with respect to which a document, instrument, or other filing has been recorded in all places necessary or desirable, in Administrative Agent's reasonable judgment, to give constructive notice of such Leasehold Property to third-party purchasers and holders of encumbrances of the affected real property.

        "Recovery Event": any settlement of or receipt of payment in respect of any property or casualty claim or any condemnation proceeding relating to any asset of any Group Member.

        "Reference Lender": Barclays Bank PLC.

        "Register": as defined in Section 11.7(c).

        "Regulation U": Regulation U of the Board as in effect from time to time.

        "Reimbursement Obligation": the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.9 for amounts drawn under Letters of Credit.

        "Reinvestment Deferred Amount": with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Term Loans or reduce the Revolving Commitments pursuant to Section 4.2(c) as a result of the delivery of a Reinvestment Notice.

        "Reinvestment Event": any Asset Sale in respect of which the Borrower has delivered a Reinvestment Notice.

        "Reinvestment Notice": a written notice executed by a Responsible Officer on or prior to the date falling 12 months after an Asset Sale, stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) has committed to use all or a specified portion of the Net Cash Proceeds with respect to such Asset Sale within 90 days after the date of such notice to acquire, replace or repair fixed or capital assets useful in its business.

        "Reinvestment Prepayment Amount": with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire, replace or repair fixed or capital assets useful in the Borrower's business.

        "Reinvestment Prepayment Date": with respect to any Reinvestment Event, the earlier of (a) the date occurring twelve months after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair fixed or capital assets useful in the Borrower's business.

        "Related Documents" means the Center Cut Letter of Credit, the Asset Advisory Agreement, the Shared Services Agreement and the Power of Attorney.

        "Reorganization": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

        "Replacement Lender": as defined in Section 4.15.

        "Reportable Event": any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

        "Required Lenders": at any time, the holders of more than 50% of (a) until the funding of the Term Loans, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

        "Requirement of Law": as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

        "Responsible Officer": the chief executive officer, president, chief financial officer or treasurer of the Borrower, but in any event, with respect to financial matters, the chief financial officer or treasurer of the Borrower and, for the purpose of Section 9(d) only, officers with specific responsibilities or equivalent roles thereto.

        "Restaurants": any restaurant business owned by the Borrower or any of its Subsidiaries.

        "Restricted Payments": as defined in Section 8.6.

        "Revolving Commitment": as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading "Revolving Commitment" under such Lender's name on Annex A or in the applicable Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Total Revolving Commitments is $20,000,000.

        "Revolving Commitment Period": the period from and including the Closing Date to the Revolving Termination Date.

        "Revolving Extensions of Credit": as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding and (b) such Lender's Revolving Percentage of the L/C Obligations then outstanding.

        "Revolving Lender": each Lender that has a Revolving Commitment or that holds Revolving Loans.

        "Revolving Loans": as defined in Section 3.1(a).

        "Revolving Percentage": as to any Revolving Lender at any time, the percentage which such Lender's Revolving Commitment then constitutes of the Total Revolving Commitments (or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender's Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding).

        "Revolving Termination Date": means the earlier of (i) July 6, 2013 or (ii) the date all Revolving Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

        "SEC": the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

        "Secured Parties": has the meaning assigned to that term in the applicable Security Document.

        "Security Documents": the collective reference to the Guarantee and Collateral Agreement, the Intellectual Property Security Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

        "Selected Rating Agencies" means any two of Moody's, S&P or any other nationally recognized rating agency selected by the Borrower from time to time and reasonably acceptable to the Administrative Agent; provided that for any such selection to be valid, the Borrower shall have notified the Administrative Agent of such selection prior to such selection taking effect and if the Borrower has not notified the Administrative Agent of any such selection, then the Borrower shall be deemed to have selected Moody's and S&P.

        "Senior Debt Ratings" means the ratings assigned to the senior secured, non-credit enhanced debt of the Borrower by the Selected Rating Agencies.

        "Shared Services Agreement": the Shared Services Agreement dated December 13, 2006 between LS Management, Inc. and the Borrower.

        "Single Employer Plan": any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

        "Solvency Certificate": as defined in Section 6.1(k).

        "Solvent": with respect to any Person, as of any date of determination, (a) the amount of the "present fair saleable value" of the assets of such Person will, as of such date, exceed the amount of all "liabilities of such Person, contingent or otherwise," as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) "debt" means liability on a "claim," and (ii) "claim" means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

        "Specified Hedge Agreement": any Hedge Agreement relating to currencies and interest rates (a) entered into by (i) the Borrower or any of its Subsidiaries and (ii) any Qualified Counterparty and (b) that has been designated by such Agent or Lender, as the case may be, and the Borrower, by notice to the Administrative Agent, as a Specified Hedge Agreement. The designation of any Hedge Agreement as a Specified Hedge Agreement shall not create in favor of the Qualified Counterparty that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Guarantee and Collateral Agreement.

        "Sponsor": Lone Star Fund V (U.S.) L.P., a limited partnership, formed in the State of Delaware.

        "SPV": has the meaning given to it in Section 11.7(b).

        "Subordinated Debt": the unsecured Indebtedness evidenced by the promissory note of Lone Star Finance, Inc. dated as of July 6, 2007 issued to LS Management, Inc.

        "Subordination Agreement": the Subordination Agreement dated as of July 6, 2007 between Lone Star Finance, Inc. as debtor, LS Management, Inc. as junior creditor and Barclays Bank PLC as senior agent relating to the Subordinated Debt.

        "Subsidiary": as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

        "Subsidiary Guarantor": each Subsidiary of the Borrower other than any Excluded Foreign Subsidiary.

        "Syndication Agents": as defined in the preamble to this Agreement.

        "Term Commitment": as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the Borrower in a principal amount not to exceed the amount set forth on Annex A or in the applicable Assignment and Assumption. The original aggregate amount of the Term Commitments is $110,000,000.

        "Term Lender": each Lender that has a Term Commitment or that holds a Term Loan.

        "Term Loan": as defined in Section 2.1.

        "Term Facility Maturity Date": means the earlier of (i) July 6, 2014 and (ii) the date all Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

        "Term Percentage": as to any Term Lender at any time, the percentage which such Lender's Term Commitment then constitutes of the aggregate Term Commitments (or, at any time after the funding of the Term Loans, the percentage which the aggregate principal amount of such Lender's Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding).

        "Terminated Lender": as defined in Section 4.15.

        "Total Revolving Commitments": at any time, the aggregate amount of the Revolving Commitments then in effect.

        "Total Revolving Extensions of Credit": at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

        "Transactions": as defined in the Recitals to this Agreement.

        "Transferee": any Assignee or Participant.

        "Type": as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

        "Unfunded or Revolving Loan": either a Term Loan that has not been fully funded or a Revolving Loan.

        "United States": the United States of America.

        "USA Patriot Act": as defined in Section 5.30.

        "Wagon Investments": has the meaning given to it in the Preamble.

        "Wholly Owned Subsidiary": as to any Person, any other Person all of the Capital Stock of which (other than directors' qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

        "Wholly Owned Subsidiary Guarantor": any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower.

        1.2.    Other Definitional Provisions.    (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

        (b)   As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation," (iii) the word "incur" shall be construed to mean incur, create, issue, assume or become liable in respect of (and the words "incurred" and "incurrence" shall have correlative meanings), (iv) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time (subject to any applicable restrictions hereunder).

        (c)   The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

        (d)   The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

        (e)   The expressions, "payment in full," "paid in full" and any other similar terms or phrases when used herein with respect to the Obligations shall mean the payment in full, in immediately available funds, of all the Obligations (other than contingent Obligations).

SECTION 2. AMOUNT AND TERMS OF TERM COMMITMENTS

        2.1.    Term Commitments.    Subject to the terms and conditions hereof, each Term Lender severally agrees to make a term loan (a "Term Loan") to the Borrower on the Closing Date in an amount not to exceed the amount of the Term Commitment of such Lender. The Borrower may make only one borrowing under the Term Loan which shall be on the Closing Date. Each Lender's Term Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender's Term Commitment on such date. The Term Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 4.3.

        2.2.    Procedure for Term Loan Borrowing.    The Borrower shall give the Administrative Agent an irrevocable Funding Notice (which notice must be received by the Administrative Agent prior to noon, New York City time, three Business Days prior to the anticipated Closing Date) requesting that the Term Lenders make the Term Loans on the Closing Date and specifying the amount to be borrowed. The Term Loans made on the Closing Date shall initially be Base Rate Loans and, unless otherwise agreed by the Administrative Agent in its sole discretion, no Term Loan may be converted into or continued as a Eurodollar Loan having an Interest Period in excess of one month prior to the date that is 3 days after the Closing Date. Upon receipt of such notice, the Administrative Agent shall promptly notify each Term Lender thereof. Not later than 12:00 Noon, New York City time, on the Closing Date, each Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender. The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders in immediately available funds.

        2.3.    Repayment of Term Loans    The Term Loan of each Term Lender shall mature in 27 consecutive quarterly installments, commencing on September 4, 2007, each of which shall be in an amount equal to such Lender's Term Percentage multiplied by the amount set forth below opposite such installment:

Installment	Principal Amount
September 4, 2007	$275,000
December 25, 2007	$275,000
March 18, 2008	$275,000
June 10, 2008	$275,000
September 2, 2008	$275,000
December 30, 2008	$275,000
March 24, 2009	$275,000
June 16, 2009	$275,000
September 8, 2009	$275,000
December 29, 2009	$275,000
March 23, 2010	$275,000
June 15, 2010	$275,000
September 7, 2010	$275,000
December 28, 2010	$275,000
March 22, 2011	$275,000
June 14, 2011	$275,000
September 6, 2011	$275,000
December 27, 2011	$275,000
March 20, 2012	$275,000
June 12, 2012	$275,000
September 4, 2012	$275,000
December 25, 2012	$275,000
March 19, 2013	$275,000
June 11, 2013	$275,000
September 3, 2013	$275,000
December 31, 2013	$275,000
March 25, 2014	$275,000
Term Facility Maturity Date	$102,575,000

provided that the scheduled installments of principal of the Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Term Loans in accordance with Sections 4.1 and 4.2 hereof; and provided, further that (i) the Term Loan and all other amounts owed hereunder with respect to the Term Loan shall be paid in full no later than the Term Facility Maturity Date and (ii) the final installment payable by the Borrower in respect of the Term Loans on such date shall be in an amount, if such amount is different from that specified amount, sufficient to repay all amounts owing by the Borrower under the Agreement with respect to the Term Loans.

SECTION 3. AMOUNT AND TERMS OF REVOLVING COMMITMENTS

        3.1.    Revolving Commitments.    (a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans ("Revolving Loans") to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender's Revolving Percentage of the L/C Obligations then outstanding does not exceed the amount of such Lender's Revolving Commitment. During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying and reborrowing the Revolving Loans in whole or in part, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans, Base Rate Loans or a combination thereof, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 3.2 and 4.3. Each Lender's Revolving Commitment shall expire on the Revolving Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than such date.

        (b)   The Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date.

        3.2.    Procedure for Revolving Loan Borrowing.    The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent a Funding Notice (which notice must be received by the Administrative Agent prior to noon, New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans) provided that any such notice of a borrowing of Base Rate Loans under the Revolving Facility to finance payments required to be made pursuant to Section 3.3 may be given not later than noon, New York City time, on the date of the proposed borrowing, specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $500,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Commitments are less than $100,000, such lesser amount) and (y) in the case of Eurodollar Loans, $500,000 or a whole multiple of $100,000 in excess thereof. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

        3.3.    Commitment Fees, etc.    (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the Closing Date to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Termination Date, commencing with the fiscal quarter ending September 4, 2007.

        (b)   The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates previously agreed to in a letter agreement executed by the Borrower and the Administrative Agent.

        3.4.    Termination or Reduction of Revolving Commitments.    The Borrower shall have the right, upon not less than three Business Days' notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect.

        3.5.    L/C Commitment.    (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.8(a), agrees to issue letters of credit ("Letters of Credit") for the account of the Borrower on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars, (ii) have a face amount of at least $5,000 (unless otherwise agreed by the Issuing Lender) and (iii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Revolving Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

        (b)   The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

        3.6.    Procedure for Issuance of Letter of Credit.    The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request as may be related to the issuance of such Letter of Credit. Upon receipt of any Application, the Issuing Lender will notify the Administrative Agent of the amount, the beneficiary and the requested expiration of the requested Letter of Credit, and upon receipt of confirmation from the Administrative Agent that after giving effect to the requested issuance, the Available Revolving Commitments would not be less than zero, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower (with a copy to the Administrative Agent) promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

        3.7.    Fees and Other Charges.    (a) The Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the product of (i) the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility and (ii) the average daily maximum aggregate amount available to be drawn under all Letters of Credit during the fiscal quarter then ended, shared ratably among the Revolving Lenders and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date. In addition, the Borrower shall pay to the Issuing Lender for its own account a fronting fee on the undrawn and unexpired amount of each Letter of Credit as agreed by the Borrower and the Issuing Lender, payable quarterly in arrears on each L/C Fee Payment Date after the issuance date.

        (b)   In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

        3.8.    L/C Participations.    (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant's own account and risk an undivided interest equal to such L/C Participant's Revolving Percentage in the Issuing Lender's obligations and rights under and in respect of each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Administrative Agent upon demand of the Issuing Lender an amount equal to such L/C Participant's Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. The Administrative Agent shall promptly forward such amounts to the Issuing Lender.

        (b)   If any amount required to be paid by any L/C Participant to the Administrative Agent for the account of the Issuing Lender pursuant to Section 3.8(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Administrative Agent for the account of the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Administrative Agent for the account of the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.8(a) is not made available to the Administrative Agent for the account of the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans under the Revolving Facility. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be deemed conclusive in the absence of manifest error.

        (c)   Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.8(a), the Administrative Agent or the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Administrative Agent or the Issuing Lender, as the case may be, will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by Administrative Agent or the Issuing Lender, as the case may be, shall be required to be returned by the Administrative Agent or the Issuing Lender, such L/C Participant shall return to the Administrative Agent for the account of the Issuing Lender the portion thereof previously distributed by the Administrative Agent or the Issuing Lender, as the case may be, to it.

        3.9.    Reimbursement Obligation of the Borrower.    The Borrower agrees to reimburse the Issuing Lender on the same Business Day on which the Issuing Lender notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by the Issuing Lender for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment provided that the Borrower shall have received such notice prior to 10:00 A.M., New York City time on such Business Day, if such notice is not received prior to 10:00 A.M., then the Borrower shall so reimburse the Issuing Lender on the Business Day immediately following the Borrower's receipt of such notice. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (i) until the Business Day next succeeding the date of the relevant notice, Section 4.5(b) and (ii) thereafter, Section 4.5(c). Each drawing under any Letter of Credit shall (unless an event of the type described in clause (i) or (ii) of Section 9(f) shall have occurred and be continuing with respect to the Borrower, in which case the procedures specified in Section 3.18 for funding by L/C Participants shall apply) constitute a request by the Borrower to the Administrative Agent for a borrowing pursuant to Section 3.2 of Base Rate Loans in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the first date on which a borrowing of Revolving Loans could be made, pursuant to Section 3.2, if the Administrative Agent had received a notice of such borrowing at the time the Administrative Agent receives notice from the relevant Issuing Lender of such drawing under such Letter of Credit.

        3.10.    Obligations Absolute.    The Borrower's obligations under Section 3.9 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower's Reimbursement Obligations under Section 3.9 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.

        3.11.    Letter of Credit Payments.    If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

        3.12.    Applications.    To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

SECTION 4. GENERAL PROVISIONS APPLICABLE TO LOANS AND LETTERS OF CREDIT

        4.1.    Optional Prepayments.    The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than noon, New York City time, three Business Days prior thereto in the case of Eurodollar Loans and no later than noon, New York City time, one Business Day prior thereto in the case of Base Rate Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or Base Rate Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 4.12. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are Base Rate Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Amounts to be applied in connection with prepayments and Commitment reductions made pursuant to this Section 4.1 shall be applied, first, pro rata to the prepayment of the Term Loans, second, to the prepayment of the Total Revolving Extensions of Credit and, third, to reduce permanently the Revolving Commitments.

        4.2.    Mandatory Prepayments and Commitment Reductions.    (a) If any Indebtedness shall be incurred by any Group Member (other than Permitted Indebtedness), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or no later than the third Business Day following such incurrence toward the prepayment of the Loans and the reduction of the Revolving Commitments as set forth in Section 4.2(f).

        (b)   If any Capital Stock shall be issued by any Group Member (other than Capital Stock issued to any Group Member) or any capital contribution is made to any Group Member (other than a capital contribution by any Group Member), an amount equal to 50% of the Net Cash Proceeds thereof shall be applied within 1 Business Day of such issuance or contribution toward the prepayments of the Loans and the reduction of the Revolving Commitments as set forth in Section 4.2(f), to the extent not used by the Borrower to (i) settle certain cash claims asserted as of the date of this Agreement by dissenting shareholders in connection with Wagon Investments' acquisition of the Borrower or (ii) finance Capital Expenditures of the Borrower and its Subsidiaries, provided that any Net Cash Proceeds received from the issuance of Capital Stock of the Borrower to either employees stock plans or Wagon Investments or Affiliates of Wagon Investments, shall not trigger a prepayment required hereunder, or (iii) to pay taxes incurred by a Group Member in connection with Wagon Investments' acquisition of the Borrower (including, without limitation, taxes incurred by a Group Member in the sale by Borrower of the stock of certain of its Subsidiaries immediately prior to Wagon Investments' acquisition of the Borrower).

        (c)   If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied on such date toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 4.2(f); provided, that, notwithstanding the foregoing, (i) the aggregate Net Cash Proceeds of Asset Sales that may be excluded from the foregoing requirement pursuant to a Reinvestment Notice shall not exceed $5,000,000 in any fiscal year of the Borrower; provided that not more than a total aggregate amount of $15,000,000 of such Net Cash Proceeds during the term of this Agreement shall be excluded, (ii) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Loans and the reduction of the Revolving Commitments as set forth in Section 4.2(f) and (iii) all of the Net Cash Proceeds from any Asset Sale constituting a sale and leaseback arrangement permitted under Section 8.5(e) shall be applied toward the prepayment of the Loans and the reduction of the Revolving Commitment as set forth in Section 4.2(f).

        (d)   If, for any fiscal year of the Borrower commencing with the fiscal year ending December 25, 2007, there shall be Excess Cash Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply the ECF Percentage of such Excess Cash Flow toward the prepayment of the Loans and the reduction of the Revolving Commitments as set forth in Section 4.2(f); provided however, with respect to the prepayment under this Section for the fiscal year ended December 25, 2007, Excess Cash Flow shall only be measured from the Closing Date. Each such prepayment and commitment reduction shall be made on a date (an "Excess Cash Flow Application Date") no later than five days after the earlier of (i) the date on which the financial statements of Wagon Investments referred to in Section 7.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.

        (e)   If on any date any Group Member shall receive any amount from any federal income tax cash refund to such Group Member, such amount (net of any professional fees and related expenses incurred in connection thereto) shall be applied on such date toward the prepayment of the Loans and the reduction of the Revolving Commitments as set forth in Section 4.2(f).

        (f)    Amounts to be applied in connection with prepayments and Commitment reductions made pursuant to Section 4.2 shall be applied, first, pro rata to the prepayment of the Term Loans as set forth in Section 2.3 hereof and, second, to the prepayment of the Total Revolving Extensions of Credit and, third, to reduce permanently the Revolving Commitments. Any such reduction of the Revolving Commitments shall be accompanied by prepayment of the Revolving Loans to the extent, if any, that the Total Revolving Extensions of Credit exceed the amount of the Total Revolving Commitments as so reduced, provided that if the aggregate principal amount of Revolving Loans then outstanding is less than the amount of such excess (because L/C Obligations constitute a portion thereof), the Borrower shall, to the extent of the balance of such excess, replace outstanding Letters of Credit and/or deposit an amount in cash in a cash collateral account established with the Administrative Agent for the benefit of the Lenders on terms and conditions satisfactory to the Administrative Agent. The application of any prepayment pursuant to Section 4.2 shall be made, first, to Base Rate Loans and, second, to Eurodollar Loans. Each prepayment of the Loans under Section 4.2 (except in the case of Revolving Loans that are Base Rate Loans) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

        (g)   Notwithstanding the foregoing provisions of this Section 4.2, if at any time the mandatory repayment of Loans pursuant to this Section 4.2 would result in the Borrower's incurring breakage costs in excess of $30,000 under Section 4.11 as a result of Eurodollar Loans being repaid other than on the last day of an Interest Period applicable hereto (any such Eurodollar Loans, "Affected Loans"), the Borrower may elect, by written notice to the Administrative Agent, to have the provisions of the following sentence be applicable so long as (x) no Default or Event of Default then exists and (y) the aggregate principal amount of such Affected Loans is at least $100,000. At the time any Affected Loans are otherwise required to be prepaid, the Borrower may elect to deposit 100% (or such lesser percentage elected by the Borrower as not being repaid) of the principal amounts that otherwise would have been paid in respect of the Affected Loans (but in any event not less than $100,000 in aggregate principal amount) with the Administrative Agent to be held as security for the obligations of the Borrower hereunder pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Administrative Agent that shall provide for investments of such deposits in Cash Equivalents, with such cash collateral and any interest accrued thereon, to be released upon the request of the Borrower from such cash collateral account (and applied to repay the principal amount of such Eurodollar Loans) upon each occurrence thereafter of the last day of an Interest Period applicable to such Eurodollar Loans (or such earlier date or dates as shall be requested by the Borrower), with the amount to be so released and applied on the last day of each Interest Period to be the amount of such Eurodollar Loans to which such Interest Period applies (or, if less, the amount remaining in such cash collateral account); provided that (i) interest in respect of such Affected Loans shall continue to accrue thereon at the rate provided hereunder until such Affected Loans have been repaid in full and (ii) at any time while an Event of Default has occurred and is continuing any or all proceeds on deposit in such collateral account may be applied by the Agent to the payment of such Affected Loans. All risk of loss in respect of investments made as contemplated in this clause (f) shall be on the Borrower. Upon the occurrence of an Event of Default, any amounts in such cash collateral account shall be immediately repaid to the Administrative Agent.

        4.3.    Conversion and Continuation Options.    (a) The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent prior irrevocable Conversion/ Continuation Notice of such election no later than noon, New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than noon, New York City time, on the Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

        (b)   Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term "Interest Period" set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

        4.4.    Limitations on Eurodollar Loans.    Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Loan shall be equal to $500,000 or a whole multiple of $100,000 in excess thereof and (b) no more than eight Eurodollar Loans shall be outstanding at any one time.

        4.5.    Interest Rates and Payment Dates.    (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

        (b)   Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

        (c)   (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount, all outstanding Loans and Reimbursement Obligation (whether or not overdue) shall bear interest at a rate per annum equal to (x), in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to Base Rate Loans under the Revolving Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to Base Rate Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment). Payment or acceptance of the increased rates of interest provided for in this Section 4.5(c) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

        (d)   Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

        4.6.    Computation of Interest and Fees.    (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed, provided, if a Loan is repaid on the same day on which it was made, one day's interest shall be paid on such Loan. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

        (b)   Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be deemed conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 4.6(a).

        4.7.    Inability to Determine Interest Rate.    If prior to the first day of any Interest Period:

        (a)   the Administrative Agent shall have determined (which determination shall be deemed conclusive and binding upon the Borrower in the absence of manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

        (b)   the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders in the absence of manifest error) of making or maintaining their affected Loans during such Interest Period,

        (c)   the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

        4.8.    Pro Rata Treatment and Payments.    (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Term Percentages or Revolving Percentages, as the case may be, of the relevant Lenders.

        (b)   Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders (except as otherwise provided in Section 4.2(f)). The amount of each principal prepayment of the Term Loans shall be applied to reduce the then remaining installments of the Term Loans based upon the then remaining principal amount thereof. Amounts prepaid on account of the Term Loans may not be reborrowed.

        (c)   Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

        (d)   All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

        (e)   Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender's share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans under the relevant Facility, on demand, from the Borrower. Nothing in this Section 4.8(e) shall be deemed to relieve any Lender from its obligation to fulfill its Term Commitments and Revolving Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.

        (f)    Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing in this paragraph shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

        4.9.    Making or Maintaining Eurodollar Loans.

        (a)   Inability to Determine Applicable Interest Rate. In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto absent manifest error), on any Interest Payment Date with respect to any Eurodollar Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Eurodollar Rate, Administrative Agent shall on such date give written notice to Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Loans until such time as Administrative Agent notifies Borrower and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by the Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by the Borrower.

        (b)   Illegality or Impracticability of Eurodollar Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto absent manifest error but shall be made only after consultation with Borrower and Administrative Agent) that the making, maintaining or continuation of its Eurodollar Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an "Affected Lender" and it shall on that day give written notice to Borrower and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). Thereafter (1) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurodollar Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (2) to the extent such determination by the Affected Lender relates to a Eurodollar Loan then being requested by the Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Affected Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Affected Lender's obligation to maintain its outstanding Eurodollar Loans (the "Affected Loans") shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination, provided that, upon any such automatic conversion, the Borrower shall be obligated to exchange any Notes evidencing Eurodollar Loans for new Notes evidencing Base Rate Loans. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Loan then being requested by the Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, Borrower shall have the option, subject to the provisions of Section 4.9(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving written notice to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 4.9(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Loans in accordance with the terms hereof.

        (c)   Compensation for Breakage or Non-Commencement of Interest Periods. The Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid by such Lender to Lenders of funds borrowed by it to make or carry its Eurodollar Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Loan does not occur on a date specified therefor in a Funding Notice, or a conversion to or continuation of any Eurodollar Loan does not occur on a date specified therefor in a Conversion/Continuation Notice; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrower.

        (d)   Booking of Eurodollar Loans. Any Lender may make, carry or transfer Eurodollar Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

        (e)   Assumptions Concerning Funding of Eurodollar Loans. Calculation of all amounts payable to a Lender under this Section 4.9 and under Section 4.10 shall be made as though such Lender had actually funded each of its relevant Eurodollar Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to the Eurodollar Rate in an amount equal to the amount of such Eurodollar Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its Eurodollar Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 4.9 and under Section 4.10.

        4.10.    Increased Costs; Capital Adequacy.    (a) Subject to the provisions of Section 4.11 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law): (i) subjects such Lender (or its applicable lending office) to any additional tax (other than any tax on the overall net income of such Lender or withholding taxes payable in respect of interest or fees hereunder) with respect to this Agreement or any of the other Loan Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Loans that are reflected in the definition of Eurodollar Rate); or (iii) imposes any other condition (other than with respect to a tax matter, which shall be subject to the provisions of Section 4.11) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 4.10(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

        (b)   In the event that any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender's Loans or Revolving Commitments, or participations therein or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by the Borrower from such Lender of the statement referred to in the next sentence, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 4.10(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

        (c)   Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the change giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor; provided further that, if the change giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

        4.11.    Taxes.    (a) All payments made by or on behalf of the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding (x) net income taxes and franchise taxes (imposed in lieu of net income taxes or the equivalent thereof) imposed on any Agent or any Lender as a result of a present or former connection between such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document) and (y) branch profits taxes imposed on any Agent or Lender. If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") or Other Taxes are required to be withheld from any amounts payable to any Agent or any Lender hereunder, the amounts so payable to such Agent or such Lender shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender's failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement or designates a new lending office (or, in the case of a Participant, at the time it purchases its participation), except to the extent that such Lender's assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes or Other Taxes pursuant to this paragraph.

        (b)   In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

        (c)   Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agents and the Lenders for any incremental taxes, interest or penalties that may become payable by any Agent or any Lender as a result of any such failure.

        (d)   Each Lender (or Transferee) that is not a "U.S. Person" as defined in Section 7701(a)(30) of the Code (a "Non-U.S. Lender") shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of (i) either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, (ii) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", a statement substantially in the form of Exhibit O and a Form W-8BEN or (iii) Form W-8IMY (including any necessary attachments), or in each case, any subsequent versions thereof or successors thereto, in each case, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

        (e)   A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or as reasonably requested in writing by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender's judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

        (f)    If any Administrative Agent or any Lender determines, in its reasonable discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 4.11, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 4.11 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of reasonable out-of-pocket expenses of such Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of such Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

        (g)   The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

        4.12.    Indemnity.    The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) subject to the rights of the Borrower under Section 4.2(g), the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be deemed conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

        4.13.    Obligation to Mitigate.    Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 4.9, 4.10 or 4.11, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Term Loans or Total Revolving Extensions of Credit, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 4.9, 4.10 or 4.11 would be materially reduced and if, as determined by such Lender in its reasonable discretion, the making, issuing, funding or maintaining of such Revolving Commitments or Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Revolving Commitments or Loans or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 4.13 unless Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by the Borrower pursuant to this Section 4.13 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Borrower (with a copy to Administrative Agent) shall be deemed conclusive in the absence of manifest error.

        4.14.    Defaulting Lenders.    Anything contained herein to the contrary notwithstanding, in the event that any Lender, other than at the direction or request of any regulatory agency or authority, defaults (a "Defaulting Lender") in its obligation to fund (a "Funding Default") any Revolving Loan (in each case, a "Defaulted Loan"), then (a) during any Default Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a "Lender" for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Loan Documents; (b) to the extent permitted by applicable law, until such time as the Default Excess with respect to such Defaulting Lender shall have been reduced to zero, (i) any voluntary prepayment of the Revolving Loans shall, if Borrower so directs at the time of making such voluntary prepayment, be applied to the Revolving Loans of other Lenders as if such Defaulting Lender had no Revolving Loans outstanding and the Revolving Commitment of such Defaulting Lender were zero, and (ii) any mandatory prepayment of the Revolving Loans shall, if Borrower so directs at the time of making such mandatory prepayment, be applied to the Revolving Loans of other Lenders (but not to the Revolving Loans of such Defaulting Lender) as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender, it being understood and agreed that Borrower shall be entitled to retain any portion of any mandatory prepayment of the Revolving Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (b); (c) such Defaulting Lender's Revolving Commitment and outstanding Revolving Loans shall be excluded for purposes of calculating the commitment fee payable to Lenders in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any commitment fee pursuant to Section 3.3(a) with respect to such Defaulting Lender's Commitment in respect of any Default Period with respect to such Defaulting Lender; and (d) the Total Revolving Extensions of Credit as at any date of determination shall be calculated as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender. No Revolving Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 4.14, performance by the Borrower of its obligations hereunder and the other Loan Documents shall not be excused or otherwise modified as a result of any Funding Default or the operation of this Section 4.14. The rights and remedies against a Defaulting Lender under this Section 4.14 are in addition to other rights and remedies which Borrower may have against such Defaulting Lender with respect to any Funding Default and which Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default.

        4.15.    Removal or Replacement of a Lender.    Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an "Increased-Cost Lender") shall give notice to Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 4.9 (other than Section 4.10 or 4.11), (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after Borrower's request for such withdrawal; or (b) (i) any Lender shall become a Defaulting Lender, (ii) the Default Period for such Defaulting Lender shall remain in effect, and (iii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five Business Days after Borrower's request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 11.1, the consent of Required Lenders shall have been obtained but the consent of one or more of such other Lenders (each a "Non-Consenting Lender") whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender, Defaulting Lender or Non-Consenting Lender (the "Terminated Lender"), Borrower may, by giving written notice to Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Revolving Commitments, if any, in full to one or more Assignees (each a "Replacement Lender") in accordance with the provisions of Section 11.7(b) and Borrower shall pay the fees, if any, payable thereunder in connection with any such assignment from an Increased Cost Lender or a Non-Consenting Lender and the Defaulting Lender shall pay the fees, if any, payable thereunder in connection with any such assignment from such Defaulting Lender; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender, (B) an amount equal to all the unreimbursed drawings that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 3.3; (2) on the date of such assignment, Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 4.9(c), 4.10 or 4.11; or otherwise as if it were a prepayment and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender's Revolving Commitments, if any, such Terminated Lender shall no longer constitute a "Lender" for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.

        4.16.    Evidence of Debt.    (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

        (b)   The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 11.7(c), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender's share thereof.

        (c)   The entries made in the Register and the accounts of each Lender maintained pursuant to Section 4.16(a) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

        (d)   The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing any Term Loans or Revolving Loans, as the case may be, of such Lender, substantially in the forms of Exhibit J-1 or J-2, respectively, with appropriate insertions as to date and principal amount.

        4.17.    Illegality.    Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender's Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 4.12.

SECTION 5. REPRESENTATIONS AND WARRANTIES

        To induce the Agents and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, Wagon Investments and the Borrower hereby represent and warrant to each Agent and each Lender that:

        5.1.    Financial Condition.    (a) The unaudited pro forma consolidated balance sheet and income statement of Wagon Investments and its consolidated Subsidiaries as at December 26, 2006 (the "Pro Forma Statements"), copies of which have heretofore been furnished to the Administrative Agent on behalf of each Lender, have been prepared giving effect (as if such events had occurred on such date) to (i) the Loans to be made on the Closing Date and the use of proceeds thereof and (ii) the payment of fees and expenses in connection with the foregoing, and demonstrating a pro forma Consolidated EBITDA of not less than $26,000,000 for the twelve-month period then ended. The Pro Forma Statements have been prepared based on the best information available to Wagon Investments as of the date of delivery thereof and certain assumptions made by Wagon Investments in good faith and believed to be reasonable at the time it was prepared, and presents fairly in all material respects, on a pro forma basis, the estimated financial position of Wagon Investments and its consolidated Subsidiaries as at December 26, 2006, assuming that the events specified in the preceding sentence had actually occurred at such date.

        (b)   The audited consolidated balance sheet of Wagon Investments as at December 26, 2006 and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, reported on by and accompanied by an unqualified report from Ernst & Young LLP, fairly present in all material respects, the consolidated financial condition of Wagon Investments as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal year then ended. All such financial statements, including notes related thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). Except as set forth on Schedule 5.1(a) hereto, no Group Member has any material Guarantee Obligations (other than Guarantee Obligations for the benefit of other Group Members), contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from

December 26, 2006 to and including the date hereof there has been no Disposition by Wagon Investments of any material part of its business or property.

        5.2.    No Change.    Since December 26, 2006, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

        5.3.    Corporate Existence; Compliance with Law.    Each Group Member (a) is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation, (b) has the power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law and Authorizations (including without limitation, all federal labor laws) except to the extent that, in the case of clauses (c) and (d) above, the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

        5.4.    Capital Stock and Ownership.    The Capital Stock of each Group Member has been duly authorized and validly issued and is fully paid and non-assessable. Except as set forth on Schedule 5.4, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which any Group Member is a party requiring, and there is no Capital Stock of any Group Member outstanding which upon conversion or exchange would require, the issuance of any additional Capital Stock of any Group Member convertible into, exchangeable for or evidencing the right to subscribe for or purchase Capital Stock of any Group Member. Schedule 5.4 correctly sets forth the ownership interest of the Group Members as of the Closing Date after giving effect to the Transactions.

        5.5.    [Reserved.].

        5.6.    Power; Authorization; Enforceable Obligations.    Each Loan Party has the power and authority to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Transaction and the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 5.6, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 5.22. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

        5.7.    No Legal Bar.    The execution, delivery and performance of this Agreement and the other Loan Documents the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents).

        5.8.    Litigation.    No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Wagon Investments or the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

        5.9.    Material Contracts.    Schedule 5.9 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date, and except as described thereon, all such Material Contracts are in full force and effect and no defaults by any Group Member (and, to the knowledge of any Group Member, no defaults by any other third party) currently exist thereunder.

        5.10.    No Default.    No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

        5.11.    Ownership of Property; Liens.    Except as could not, in the aggregate, materially detract from the value of the property as used by the Loan Parties or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries, each Group Member has good and marketable title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its property material to the business of the Group Members, taken as a whole, and none of such property is subject to any Lien except as permitted by Section 8.3.

        5.12.    Intellectual Property.    Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been asserted in writing and is pending by any Person challenging or questioning the use of any material Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Borrower know of any valid basis for any such claim. To the knowledge of the Group Members, the use of Intellectual Property by each Group Member does not infringe on the rights of any Person in any material respect.

        5.13.    Taxes.    Each Group Member has filed or caused to be filed all material federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Wagon Investments, the Borrower or its Subsidiaries, as the case may be); other than as permitted by Section 8.3, no tax Lien has been filed, and, to the knowledge of Wagon Investments or the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

        5.14.    Margin Stock Regulations.    No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for "buying" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

        5.15.    Labor Matters.    Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of Wagon Investments or the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

        5.16.    ERISA.    Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (a) neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code; (b) no termination of a Single Employer Plan has occurred during such five year period, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period; (c) the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount; (d) neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made; and (e) no such Multiemployer Plan is in Reorganization or Insolvent.

        5.17.    Investment Company Act; Other Regulations.    No Loan Party is an "investment company," or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

        5.18.    Subsidiaries.    Except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Closing Date, (a) Schedule 5.18 sets forth the name and jurisdiction of formation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors' qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary, except as created by the Loan Documents.

        5.19.    Use of Proceeds.    (i) The proceeds of the Term Loans shall be used by the Borrower to pay a dividend to Wagon Investments which shall be used by it to repay the Existing Indebtedness in full and to pay the fees, expenses and costs arising from or related to the Loans and (ii) the proceeds of the Revolving Loans shall be used for permitted Capital Expenditures, to provide for the ongoing working capital requirements of the Borrower and (together with the proceeds of the Letters of Credit) for general corporate purposes; provided that the Borrower shall not use any proceeds of the Revolving Loans to make any distributions or payments to settle certain cash claims asserted as of the date of this Agreement by dissenting shareholders in connection with Wagon Investments' acquisition of the Borrower.

        5.20.    Environmental Matters.    Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

          (a)   the facilities and properties owned, leased or operated by any Group Member (the "Properties") do not contain any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

          (b)   no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the "Business"), nor does Wagon Investments or the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

          (c)   Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

          (d)   no judicial proceeding or governmental or administrative action is pending or, to the knowledge of Wagon Investments or the Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

          (e)   there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties, or, to their knowledge, any facilities or properties formerly owned, leased or operated by any Group Member or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

          (f)    the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

          (g)   no Group Member has assumed any liability of any other Person under Environmental Laws.

        5.21.    Accuracy of Information, etc.    No statement or information contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading, when taken as a whole. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

        5.22.    Security Documents.    (a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds and products thereof. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when stock certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 5.22(a) in appropriate form are filed in the offices specified on Schedule 5.22(a), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 8.3).

        (b)   Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds and products thereof, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person except for the Liens permitted by Section 8.3. Schedule 1.1 and Schedule 5.9 lists, as of the Closing Date, each parcel of owned real property and each leasehold interest in real property located in the United States and held by the Borrower or any of its Subsidiaries.

        (c)   Each Intellectual Property Security Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Intellectual Property Collateral described therein and the proceeds and products thereof. Upon the filing of (i) each Intellectual Property Security Agreement in the appropriate indexes of the United States Patent and Trademark Office relative to patents and trademarks, and the United States Copyright Office relative to copyrights, together with provision for payment of all requisite fees, and (ii) financing statements in appropriate form for filing in the offices specified on Schedule 5.22(a), each Intellectual Property Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Intellectual Property Collateral and the proceeds and products thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except Liens permitted by Section 8.3).

        5.23.    Regulation H.    As of the date such Mortgage is recorded, no Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (except any Mortgaged Properties as to which such flood insurance as required by Regulation H has been obtained and is in full force and effect as required by this Agreement).

        5.24.    Solvency.    Each Loan Party is, and after giving effect to incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

        5.25.    Leases.    Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

          (a)   There are no unpaid leasing or brokerage commissions that are payable with respect to the current term (or any renewals thereof) of the Leases and Parking Agreements entered into prior to the date hereof, other than as set forth on Schedule 5.25 hereto;

          (b)   No Group Member has given or suffered any assignment, pledge or encumbrance in respect of any of the Leases and Parking Agreements or its interests thereunder;

          (c)   To the Borrower's or any other Group Member's knowledge, each of the Leases and Parking Agreements is in full force and effect;

          (d)   As of the date of this Agreement, no Group Member has received written notice from a landlord of (i) a default by the tenant under any Lease or a default by the tenant or other relevant party under any Parking Agreement that remains uncured other than as set forth on Schedule 5.25 hereto, or (ii) claims, offsets, termination or cancellation related to any Lease or Parking Agreement.

        5.26.    Zoning.    To the Borrower's or any other Group Member's knowledge, there are no pending requests, applications or proceedings to alter or restrict zoning or other restrictions applicable to the real property which may materially affect any Group Member's ability to operate its Business.

        5.27.    Assessment.    To the Borrower's or any other Group Member's knowledge, there is no pending special assessment or proposed special assessment that materially affects, or may materially affect the real property or any portion thereof.

        5.28.    Utilities.    To the Borrower's or any other Group Member's knowledge, there are no facts or circumstances which could reasonably be expected to materially adversely affect the Group Member's ability to obtain all water, sewer, gas, electric, telephone and drainage facilities and all other utilities required by law or for the use, development and operation of the real estate as and when necessary to permit the Group Members to operate its Business.

        5.29.    Access.    The real property has access to and from dedicated streets, and the responsibility for maintenance of such streets has been accepted by the appropriate Governmental Authority.

        5.30.    USA Patriot Act/Anti-Money Laundering.    To the extent applicable, each Loan Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the Untied States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism ("USA Patriot Act"). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

        5.31.    Projections.    The projections of Wagon Investments and its Subsidiaries for the period of December 26, 2006 through and including the end of the fiscal year 2012 are based on good faith estimates and assumptions made by the management of Wagon Investments; provided, the projections are not to be viewed as facts and that actual results during the period or periods covered by the projections may differ from such projections and that the differences may be material; provided further, as of the Closing Date, management of Wagon Investments believed that the projections were reasonable and attainable.

        5.32.    Certain Fees.    No broker's or finder's fee or commissions will be payable with respect to this Agreement or any of the transactions contemplated hereby, and the Borrower hereby indemnifies Lenders against, and agrees that it will hold Lenders harmless from, any claim, demand or liability for any such broker's or finder's fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

        5.33.    Guaranteed Leases.

        (a)   Schedule 5.33 contains a true, correct and complete list of all the Guaranteed Leases in effect on the Closing Date and the monthly base rents currently payable under such Guaranteed Leases, and except as described thereon, all such Guaranteed Leases are in full force and effect and no defaults by any tenant (and, to the knowledge of any Group Member, no defaults by any other third party) currently exist thereunder; and

        (b)   There are no material obligations of the Borrower under the Guaranteed Leases other than the obligations of the Borrower as guarantor for rental payments under the Guaranteed Leases.

SECTION 6. CONDITIONS PRECEDENT

        6.1.    Conditions to Initial Extension of Credit.    The obligation of each Lender to make the initial extension of credit on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 11.1, of the following conditions precedent:

        (a)   Credit Agreement; Guaranty and Security Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by each Agent, Wagon Investments, the Borrower and each Lender, (ii) the Guarantee and Collateral Agreement, executed and delivered by Wagon Investments, the Borrower and each Subsidiary Guarantor; (iii) Intellectual Property Security Agreements executed by the Borrower and any applicable Guarantor and (iv) an Acknowledgment and Consent in the form attached to the Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party.

        (b)   Pro Forma Statements; Financial Statements; Projections.

            (i)  The Lenders shall have received, (A) the Pro Forma Statements, (B) audited consolidated financial statements of Wagon Investments and its consolidated Subsidiaries for the 2006 fiscal year and (C) the most recent management prepared financial statements of Wagon Investments and its consolidated Subsidiaries for each 28 day accounting period and quarterly period ended subsequent to the date of the latest applicable financial statements delivered pursuant to clause (B) of this paragraph as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of the Lenders, reflect any material adverse change in the consolidated financial condition of Wagon Investments and its Subsidiaries, as reflected in the financial statements or projections furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

           (ii)  The Administrative Agent shall have received financial projections (on a quarterly basis) of Wagon Investments and its Subsidiaries through the 2012 fiscal year.

        (c)    Approvals.    All governmental and third party approvals (including landlords' and other consents as required hereunder, but excluding post-closing notifications to applicable liquor licensing authorities) necessary in connection with the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent Governmental Authority that would restrain, prevent or otherwise impose adverse conditions on the Transaction.

        (d)    Lien Searches.    The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where the Group Members are organized and where assets of the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Loan Parties except for Liens permitted by Section 8.3 or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

        (e)    Fees.    The Lenders and the Agents shall have received all fees required to be paid by the Borrower hereunder and all reasonable, out-of-pocket expenses for which invoices have been presented

(including the reasonable fees and expenses of outside legal counsel to the Administrative Agent), on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

        (f)    Closing Certificate.    The Administrative Agent shall have received an officer's certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit E, with appropriate insertions and attachments including (i) the certificate or incorporation of each Loan Party, that is a corporation, certified by the relevant authority of the jurisdiction of organization of such Loan Party, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.

        (g)    Legal Opinions.    The Administrative Agent shall have received the following executed legal opinions:

            (i)  the legal opinions of Hunton and Williams LLP, counsel to the Borrower and its Subsidiaries, substantially in the forms of Exhibit H-1; and

           (ii)  the non-consolidation legal opinion of Hirschler Fleischer, a professional corporation, special bankruptcy counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit H-2.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

        (h)    Pledged Stock; Stock Powers; Pledged Notes.    The Administrative Agent shall have received (i) the certificates representing the certificated shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

        (i)    Filings, Registrations and Recordings.    Each document (including any Uniform Commercial Code financing statement, but excluding the Mortgages) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 8.3), shall be in proper form for filing, registration or recordation.

        (j)    [Reserved]

        (k)    Solvency Certificate.    The Administrative Agent shall have received and shall be reasonably satisfied with a solvency certificate of the chief financial officer of the Borrower substantially in the form of Exhibit I, which shall document that, after giving effect to the transactions contemplated hereby, the Borrower and its Subsidiaries are Solvent.

        (l)    Insurance.    The Administrative Agent shall have received insurance certificates to the extent required by Section 7.5 in form and substance reasonably acceptable to the Administrative Agent, together with endorsements naming the Administrative Agent, for the benefit of the Lenders, as additional insured and loss payee thereunder.

        (m)    Absence of Legal Bar.    No order, judgment or decree of any Governmental Authority shall purport to enjoin or restrain the Lenders from making the Loans.

        (n)    Certain Documentation.    The Administrative Agent shall have received all documentation and other information required by bank regulatory authorities under applicable "know-your-customer" and anti-money laundering rules and regulations, including the U.S.A. Patriot Act.

        (o)    Letter of Direction.    The Administrative Agent shall have received a duly executed letter of direction from the Borrower addressed to the Administrative Agent, on behalf of itself and the Lenders, with respect to the disbursement on the Closing Date of the proceeds of the Loans made on such date.

        (p)    Maximum Leverage Ratio.    The ratio of (i) Consolidated Total Debt as of the Closing Date after giving effect to the transactions contemplated hereby to (ii) pro forma Consolidated EBITDA for the latest twelve-month period for which financial statements are then available shall not be greater than 4.75:1.00.

        (q)    Other Documents.    The Administrative Agent shall have received (i) an original copy of the Power of Attorney, (ii) an original copy of the executed Subordination Agreement, (iii) a copy of the Center Cut Letter of Credit, (iv) a copy of the Asset Advisory Agreement and (v) a copy of the Shared Services Agreement.

        (r)    Bankruptcy Remoteness.    The Administrative Agent shall have received evidence satisfactory to it that the Borrower is (i) bankruptcy remote from LSF5 Cowboy Holdings, LLC, LSF5 Cactus, LLC and LSF5 Spur, LLC and (ii) a special purpose entity, which evidence shall include, without limitation, evidence that the Borrower has one independent director and is governed by organizational documents in form and substance satisfactory to the Administrative Agent.

        (s)    Miscellaneous.    The Administrative Agent shall have received such other documents, agreements, certificates and information as it shall reasonably request.

        6.2.    Conditions to Each Extension of Credit.    The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

        (a)    No Default.    No Default or Event of Default shall have occurred and be continuing.

        (b)    Representations and Warranties.    Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, and after giving effect to the extensions of credit requested to be made on such date.

        (c)    Aggregate Cash and Cash Equivalents.    After giving effect to such extension of credit and the use of proceeds thereof the aggregate Cash and Cash Equivalents of Wagon Investments and its Subsidiaries will not exceed $7,000,000 (excluding any Cash deposited in the Gift Card Account of any Group Member).

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 6.2 have been satisfied.

SECTION 7. AFFIRMATIVE COVENANTS

        Wagon Investments and the Borrower hereby agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or Agent hereunder, each of Wagon Investments and the Borrower shall and shall cause each of its Subsidiaries, and, where applicable, Wagon Investments, to:

        7.1.    Financial Statements.    Furnish to the Administrative Agent and each Lender:

        (a)   as soon as available, but in any event within 90 days after the end of each fiscal year of Wagon Investments, a copy of the audited consolidated balance sheet of Wagon Investments and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing;

        (b)   as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of Wagon Investments (or 90 days, in the case of the last fiscal quarter of any fiscal year), the unaudited consolidated balance sheet of Wagon Investments and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year with such comparison to commence with the first fiscal quarter ending in 2008, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes); and

        (c)   as soon as available, but in any event not later than 45 days after the end of each 28 day accounting period occurring during each fiscal year of Wagon Investments (other than the 28 day accounting period coinciding with the end of a quarterly period), the unaudited consolidated balance sheets of Wagon Investments and its Subsidiaries as at the end of such 28 day accounting period and the related unaudited consolidated statement of income for such 28 day accounting period and the portion of the fiscal year through the end of such 28 day accounting period, setting forth in each case in comparative form the figures for the previous year with the first such comparison to commence with the 28 day accounting period ending January 22, 2008, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP (in the case of unaudited financial statements, subject to normal year end adjustments and the absence of footnotes) applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

        7.2.    Certificates; Other Information.    Furnish to the Administrative Agent and each Lender (or, in the case of clause (f), to the relevant Lender):

        (a)   concurrently with the delivery of the financial statements referred to in Section 7.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that (i) their audit examination included a review of the terms of the Agreement relating to the financial covenants set forth in Section 8.1 hereto, and (ii) nothing has come to their attention that causes them to believe that the information related to the financial covenants set forth in Section 8.1 contained in any Compliance Certificate delivered pursuant to Section 7.2(b) is not correct;

        (b)   concurrently with the delivery of any financial statements pursuant to Section 7.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer's knowledge, each Loan Party during such period has observed or performed, in all material respects, all of its covenants and other agreements, and satisfied, in all material respects, every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of Wagon Investments, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent, a listing of any Intellectual Property acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Closing Date);

        (c)   as soon as available, and in any event no later than 45 days after the end of each fiscal year of Wagon Investments, a detailed consolidated budget for the following fiscal year (but separated into fiscal quarters) (including a projected consolidated balance sheet of Wagon Investments and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the "Projections"), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

        (d)   if Wagon Investments is not then a reporting company under the Securities Exchange Act of 1934, as amended, within 45 days after the end of each fiscal quarter of Wagon Investments (or 90 days, in the case of the last fiscal quarter of any fiscal year) beginning with the fiscal quarter ending March 18, 2008, a narrative discussion and analysis of the financial condition and results of operations of Wagon Investments and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year;

        (e)   without duplication of Section 7.1, within five Business Days after the same are sent, copies of all financial statements and reports that Wagon Investments or the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that Wagon Investments or the Borrower may make to, or file with, the SEC; and

        (f)    promptly, such additional financial and other information as any Lender may from time to time reasonably request.

        7.3.    Payment of Obligations.    Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

        7.4.    Maintenance of Existence; Compliance.    (a) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 8.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law (including, without limitation, all federal labor laws) except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

        7.5.    Maintenance of Property; Insurance.    (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear and damage caused by Casualty Events excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business, with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, Borrower will maintain or cause to be maintained replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles and self insurance on terms reasonably acceptable to the Administrative Agent, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Each such policy of insurance shall (i) name the Administrative Agent, on behalf of Lenders as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to the Administrative Agent, that names the Administrative Agent, on behalf of Lenders as the loss payee thereunder and provides for at least thirty days' prior written notice to the Administrative Agent of any modification or cancellation of such policy. Unless an Event of Default has occurred and is continuing, the Administrative Agent shall pay to the Borrower all insurance proceeds or other amounts paid to the Administrative Agent as the loss payee under any of the Borrower's or its Affiliates' respective insurance policies within three (3) Business Days of (a) the Administrative Agent's receipt of such proceeds, and (b) written notification to the Administrative Agent by the applicable insurer or the Borrower that such proceeds or other amounts are being paid to the Administrative Agent.

        7.6.    Inspection of Property; Books and Records; Discussions.    (a) Keep proper books of records and accounts in which full, true and correct entries in conformity with GAAP and Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) upon reasonable advance notice, permit representatives of any Lender to visit on a mutually convenient basis and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time (or, upon the occurrence and the continuance of an Event of Default, at such times as may be convenient to the Administrative Agent) and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants.

        7.7.    Payment of Taxes and Claims.    Each Loan Party will, and will cause each of its Subsidiaries to, pay all taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any material penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such tax or claim. No Loan Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Borrower or any of its Subsidiaries).

        7.8.    Notices.    Promptly give notice to the Administrative Agent and each Lender of:

          (a)   the occurrence of any Default or Event of Default;

          (b)   any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

          (c)   (i) the institution of, or non-frivolous threat of, any litigation, proceeding, action or governmental investigation not previously disclosed in writing by the Borrower to Lenders, or (ii) any material development in any litigation, proceeding, action or governmental investigation that, in the case of either clause (i) or (ii), if adversely determined could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, in each case promptly upon the Borrower's knowledge thereof and together with such other information as may be reasonably available to the Borrower to enable Lenders and their counsel to evaluate such matters;

          (d)   the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any material required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal by the Borrower or any Commonly Controlled Entity from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings by, or the receipt of notice thereof from, the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Single Employer Plan or Multiemployer Plan;

          (e)   the termination or cancellation of any Lease; and

          (f)    any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 7.8 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.

        7.9.    Environmental Laws.    (a) Comply in all material respects with, and use commercially reasonable efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

          (b)   Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

        7.10.    Licenses; Permits; Authorizations.    Obtain and maintain in full force and effect, and comply in all material respects with, all such Authorizations as may be necessary or advisable to conduct the operation of the business of the Borrower. .

        7.11.    Interest Rate Protection.    In the case of the Borrower, within 90 days after the Closing Date, enter into, and thereafter maintain for a period of not less than three years from the Closing Date, Hedge Agreements that provide a fixed interest rate or interest rate protection in respect of at least 50% of the principal amount of the sum of the Revolving Commitments and the Term Loans outstanding through their maturity date, which Hedge Agreements shall have terms and conditions reasonably satisfactory to the Administrative Agent.

        7.12.    Additional Collateral, etc.    (a) With respect to any property acquired after the Closing Date by any Group Member (other than (x) any property described in paragraphs (b), (c) or (d) below, (y) any property subject to a Lien expressly permitted by Section 8.3(g) or (z) property acquired by any

Excluded Foreign Subsidiary, in each case as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien), such Group Member shall promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such property (subject to Liens permitted by Section 8.3), including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may reasonably be requested by the Administrative Agent.

          (b)   With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $500,000 acquired or leased after the Closing Date by any Group Member (including any leases arising out of any sale and leaseback arrangements of new Restaurants) (other than (x) any such real property subject to a Lien expressly permitted by Section 8.3(g) and (y) real property acquired by any Excluded Foreign Subsidiary), promptly (i) execute and deliver a first priority Mortgage (subject to Liens permitted by Section 8.3), in favor of the Administrative Agent, for the benefit of the Lenders, covering such real property, (ii) if requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor's certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

          (c)   With respect to any new Subsidiary (other than an Excluded Foreign Subsidiary) created or acquired after the Closing Date by any Group Member (which, for the purposes of this paragraph (c), shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest (subject to Liens permitted by Section 8.3) in the Capital Stock of such new Subsidiary that is owned by any Group Member, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest (subject to Liens permitted by Section 8.3) in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit E, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

          (d)   With respect to any new Excluded Foreign Subsidiary created or acquired after the Closing Date by any Group Member (other than by any Group Member that is an Excluded Foreign Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest (subject to Liens permitted by Section 8.3) in the Capital Stock of such new Subsidiary that is owned by any such Group Member (provided that in no event shall more than 66% of the total outstanding Capital Stock of any such new Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent's security interest therein, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

        (e)    Information Regarding Collateral.    The Borrower will furnish to Administrative Agent prompt written notice of any change (i) in any Loan Party's corporate name, (ii) in any Loan Party's identity or corporate structure, (iii) in any Loan Party's jurisdiction of organization, or (iv) in any Loan Party's Federal taxpayer identification number or state organizational identification number. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings otherwise required in order for Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Security Documents. The Borrower also agrees promptly to notify Administrative Agent if any material portion of the Collateral is damaged or destroyed and such casualty is not covered by insurance (including self insurance).

        7.13.    Guaranteed Leases.    The Borrower shall use commercially reasonable efforts to be released in full from all of its obligations arising under the Guaranteed Leases, and, upon any renewal or extension thereof, shall not renew, reaffirm or extend any of its guarantee obligations in relation thereto.

        7.14.    Further Assurances.    From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the Borrower or any Subsidiary which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lenders may be required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

        7.15.    Non-Consolidation.    (i) Other than as among Borrower and its Subsidiaries, (i) maintain entity records and books of account separate from those of any other entity which is an Affiliate of such entity; (ii) not commingle its funds or assets with those of any other entity which is an Affiliate of such entity; and (iii) provide that its board of directors or other analogous governing body will hold all appropriate meetings to authorize and approve such entity's actions, which meetings will be separate from those of other entities.

        7.16.    Transfer of Assets.    Wagon Investments shall assign or transfer all of its right, title and interest in and to all of its tangible assets and any Intellectual Property, held by it or at any time hereafter acquired by it, to the Borrower.

        7.17.    Post-Closing Requirements.

          (a)   Mortgages, etc.

      Within sixty (60) days after the Closing Date:

            (i)    the Administrative Agent shall have received a Mortgage with respect to each Mortgaged Property, executed and delivered by a duly authorized officer of each party thereto.

            (ii)   the title insurance company issuing the policy referred to in clause (iii) below (the "Title Insurance Company") shall have received, maps or plats of an as-built survey of the sites of the Mortgaged Properties certified to the Administrative Agent and the Title Insurance Company in a manner satisfactory to them, dated a date satisfactory to the Administrative Agent and the Title Insurance Company by an independent professional licensed land surveyor satisfactory to the Administrative Agent and the Title Insurance Company, which maps or plats and the surveys on which they are based shall be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1992, and, without limiting the generality of the foregoing, there shall be surveyed and shown on such maps, plats or surveys the following: (A) the locations on such sites of all the buildings, structures and other improvements and the established building setback lines; (B) the lines of streets abutting the sites and width thereof; (C) all access and other easements appurtenant to the sites; (D) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the site, whether recorded, apparent from a physical inspection of the sites or otherwise known to the surveyor; (E) any encroachments on any adjoining property by the building structures and improvements on the sites; (F) if the site is described as being on a filed map, a legend relating the survey to said map; and (G) the flood zone designations, if any, in which the Mortgaged Properties are located.

            (iii)  in respect of each Mortgaged Property a mortgagee's title insurance policy (or policies) or marked up unconditional binder for such insurance. Each such policy shall (A) be in an amount satisfactory to the Administrative Agent; (B) be issued at ordinary rates; (C) insure that the Mortgage insured thereby creates a valid first Lien on such Mortgaged Property free and clear of all defects and encumbrances, except as disclosed therein; (D) name the Administrative Agent for the benefit of the Lenders as the insured thereunder; (E) be in the form of ALTA Loan Policy—2006 (or equivalent policies); (F) contain such endorsements and affirmative coverage as the Administrative Agent may reasonably request and (G) be issued by title companies satisfactory to the Administrative Agent (including any such title companies acting as co-insurers or reinsurers, at the option of the Administrative Agent). The Administrative Agent shall have received evidence satisfactory to it that all premiums in respect of each such policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid.

            (iv)  (A) a policy of flood insurance that (1) covers any parcel of improved real property located in a flood zone that is encumbered by any Mortgage (2) is written in an amount not less than the outstanding principal amount of the Indebtedness secured by such Mortgage that is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of

    1968, whichever is less, and (3) has a term ending not later than the maturity of the Indebtedness secured by such Mortgage and (B) confirmation that the Borrower has received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board.

            (v)   a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in clause (iii) above and a copy of all other material documents affecting the Mortgaged Properties.

            (vi)  an opinion of counsel (which counsel shall be reasonably satisfactory to the Administrative Agent) in each state in which a Mortgaged Property is located with respect to the enforceability of the form(s) of the Mortgages to be recorded in such state and such other matters as the Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to the Administrative Agent.

          (b)    Landlord Consent and Estoppel or a Landlord Estoppel.    After the Closing Date, for a period of sixty (60) days, the Borrower shall continue to use reasonable efforts with respect to each Leasehold Property to obtain from the relevant landlord either a Landlord Consent and Estoppel or a Landlord Estoppel, as applicable. In the event that pursuant to the terms of the related lease or pursuant to an executed Landlord Consent and Estoppel (received prior to or after the Closing Date) pursuant to which the Loan Party tenant may grant a Mortgage on such Leasehold Property (each such Leasehold Property, a "Leasehold Mortgaged Property"), such Loan Party tenant promptly shall (i) execute and deliver a first priority Mortgage (subject to Liens permitted by Section 8.3), in favor of the Administrative Agent, for the benefit of the Lenders, covering such Leasehold Property, (ii) evidence that such Leasehold Property is a Recorded Leasehold Interest, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent the items listed in Section 7.17(a)(ii)-(vi) for each Leasehold Mortgaged Property, each in form and substance reasonably satisfactory to the Administrative Agent.

          (c)    Financial Statements.    Within a period of forty-five (45) days after the Closing Date, the Lenders shall have received (i) audited consolidated financial statements of Wagon Investments and its consolidated Subsidiaries for the 2005 fiscal year and (ii) audited consolidated statements of income and cash flows of Wagon Investments and its consolidated Subsidiaries for the 2004 fiscal year.

          (d)    Deposit Account Control Agreements.    Within a period of thirty (30) days after the Closing Date, the Administrative Agent shall have received duly executed deposit account control agreements relating to the Deposit Accounts of the Borrower.

SECTION 8. NEGATIVE COVENANTS

        Wagon Investments and the Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or Agent hereunder, each of Wagon Investments and the Borrower shall not, and shall not permit Wagon Investments or any of its Subsidiaries to, directly or indirectly:

        8.1.    Financial Condition Covenants

          (a)    Consolidated Leverage Ratio.    Permit the Consolidated Leverage Ratio as of the last day of any period of four consecutive fiscal quarters of the Borrower ending within any time period set forth below to exceed the ratio set forth below opposite such time period:

Four Fiscal Quarters Ending	Consolidated Leverage Ratio
June 12, 2007—September 4, 2007	4.75 : 1
September 4, 2007—December 25, 2007	4.50 : 1
December 25, 2007—March 18, 2008	4.50 : 1
March 18, 2008—June 10, 2008	4.25 : 1
June 10, 2008—September 2, 2008	4.25 : 1
September 2, 2008—December 30, 2008(1)	3.75 : 1
December 30, 2008—March 24, 2009	3.75 : 1
March 24, 2009—June 16, 2009	3.50 : 1
June 16, 2009—September 8, 2009	3.50 : 1
September 8, 2009—December 29, 2009	3.25 : 1
December 29, 2009—thereafter	3.00 : 1

(1)
Note: 2008 is a 53-week year.

          (b)    Consolidated Adjusted Leverage Ratio.    Permit the Consolidated Adjusted Leverage Ratio as of the last day of any period of four consecutive fiscal quarters of the Borrower ending within any time period set forth below to exceed the ratio set forth below opposite such time period:

Fiscal Quarters Ending	Consolidated Adjusted Leverage Ratio
June 12, 2007—September 4, 2007	5.50 : 1
September 4, 2007—December 25, 2007	5.25 : 1
December 25, 2007—March 18, 2008	5.25 : 1
March 18, 2008—June 10, 2008	5.25 : 1
June 10, 2008—September 2, 2008	5.00 : 1
September 2, 2008—December 30, 2008	4.75 : 1
December 30, 2008—March 24, 2009	4.50 : 1
March 24, 2009—June 16, 2009	4.50 : 1
June 16, 2009—September 8, 2009	4.50 : 1
September 8, 2009—December 29, 2009	4.25 : 1
December 29, 2009—thereafter	4.00 : 1

          (c)    Consolidated Interest Coverage Ratio.    Permit the Consolidated Interest Coverage Ratio as of the last day of any period of four consecutive fiscal quarters of the Borrower ending within any time period set forth below to be less than the ratio set forth below opposite such time period:

Four Fiscal Quarters Ending	Consolidated Interest Coverage Ratio
June 12, 2007—September 4, 2007	2.50 : 1
September 4, 2007—December 25, 2007	2.50 : 1
December 25, 2007—March 18, 2008	2.75 : 1
March 18, 2008—June 10, 2008	2.75 : 1
June 10, 2008—September 2, 2008	2.75 : 1
September 2, 2008—thereafter	3.00 : 1

          (d)    Consolidated Fixed Charge Coverage Ratio.    Permit the Consolidated Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower ending within any fiscal quarter to be less than 1.00:1.

          (e)    Maximum Capital Expenditures.    Make or incur Capital Expenditures (exclusive of any Capital Expenditures made with proceeds of any Reinvestment Deferred Amount) in any fiscal period ending on each of the fiscal year end dates indicated below or such partial year as may otherwise be indicated, in an aggregate amount in excess of the corresponding amount set forth below opposite such fiscal period; provided that such amount for any fiscal period shall be increased by an amount equal to the excess if any, of such amount for the previous fiscal year (or shorter period, as the case may be) (as adjusted in accordance with this proviso) over the actual amount of Capital Expenditures for such previous fiscal year (or shorter period, as the case may be); provided, further that in no event shall the amount of such increase exceed 50% of the amount for such previous fiscal year (prior to any adjustment in accordance with this proviso); provided further that Capital Expenditures in any given year will be deemed to be made first, in respect of amounts carried over from the previous year and, second, in respect of amounts permitted for the current year:

Fiscal Year Ended	Consolidated Capital Expenditures
December 25, 2007	$23,000,000
December 30, 2008	$19,500,000
December 29, 2009	$18,000,000
December 28, 2010	$23,500,000
December 27, 2011	$14,000,000
December 25, 2012	$4,800,000

          (f)    Minimum EBITDA.    Permit the Consolidated EBITDA for any period of four consecutive fiscal quarters of the Borrower ending within any time period set forth below to be less than the amount set forth below opposite such time period.

Four Fiscal Quarters Ending	Minimum EBITDA
June 12, 2007—September 4, 2007	26,000,000
September 4, 2007—December 25, 2007	26,000,000
December 25, 2007—March 18, 2008	26,500,000
March 18, 2008—June 10, 2008	27,000,000
June 10, 2008—September 2, 2008	28,000,000
September 2, 2008—December 30, 2008	29,000,000
December 30, 2008—March 24, 2009	30,500,000
March 24, 2009—June 16, 2009	31,500,000
June 16, 2009—September 8, 2009	32,500,000
September 8, 2009—December 29, 2009	34,000,000
December 29, 2009—March 23, 2010	35,000,000
March 23, 2010—June 15, 2010	36,500,000
June 15, 2010—September 7, 2010	37,500,000
September 7, 2010—thereafter	40,000,000

        8.2.    Indebtedness.    Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

          (a)   Indebtedness of any Loan Party arising under any Loan Document;

          (b)   Indebtedness (i) of the Borrower owed to any Subsidiary (ii) of any Wholly Owned Subsidiary Guarantor owed to the Borrower or any other Subsidiary; (iii) of any Foreign Subsidiary to any Foreign Subsidiary and (iv) subject to Section 8.7(f), of any Foreign Subsidiary to the Borrower or any Wholly Owned Subsidiary Guarantor;

          (c)   Guarantee Obligations incurred in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of the Borrower or any Wholly Owned Subsidiary Guarantor and, subject to Section 8.7(f), of any Foreign Subsidiary;

          (d)   Indebtedness outstanding on the date hereof and listed on Schedule 8.2(d) and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof);

          (e)   Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 8.3(g) in an aggregate principal amount not to exceed $2,000,000 at any one time outstanding;

          (f)    Indebtedness under Hedge Agreements required by Section 7.11 and Hedge Agreements permitted under Section 8.11;

          (g)   Indebtedness of the Borrower in respect of the Subordinated Debt in an aggregate principal amount not to exceed $55,000,000 at any one time outstanding, which Indebtedness shall accrue interest at a fixed rate;

          (h)   Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof; provided that (i) such

  Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (ii) the aggregate principal amount of Indebtedness permitted by this clause (h) shall not exceed $10,000,000 at any time outstanding and (iii) such Indebtedness shall constitute not less than 90% of the aggregate consideration paid with respect to such asset;

          (i)    Indebtedness of the Borrower owing to certain dissenting shareholders in connection with Wagon Investments' acquisition of the Borrower;

          (j)    Capital Lease Obligations resulting from sale and leaseback arrangements permitted by Section 8.10;

          (k)   Indebtedness arising from gift cards issued by any Group Member, to the extent fully cash collateralized in the Gift Card Account; and;

          (l)    additional Indebtedness of the Borrower or any of its Subsidiaries not otherwise permitted hereunder in an aggregate principal amount (for the Borrower and all Subsidiaries) not to exceed $5,000,000 at any one time outstanding.

        8.3.    Liens.    Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for:

          (a)   Liens for taxes, assessments or other governmental charges not yet due or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

          (b)   carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

          (c)   pledges, deposits or other Liens securing obligation which are not delinquent required in connection with workers' compensation, unemployment insurance and other social security legislation;

          (d)   deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

          (e)   easements, building or zoning restrictions, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property as used by the Loan Parties or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

          (f)    Liens in existence on the date hereof listed on Schedule 8.3(f), securing Indebtedness permitted by Section 8.2(d), provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

          (g)   Liens securing Indebtedness of the Borrower or any other Subsidiary incurred pursuant to Section 8.2(e) or (h) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

          (h)   Liens created pursuant to the Security Documents;

          (i)    any interest or title of a lessor, landlord, sublessor, lessee, tenant, or sublessee under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;

          (j)    Liens not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrower and all Subsidiaries) $4,000,000 at any one time;

          (k)   Liens on cash collateral securing the obligations of the Borrower in connection with the Hedge Agreements permitted under Section 8.11 that are entered into with any Lender or any of their respective Affiliates;

          (l)    Liens in connection with sale and leaseback arrangements permitted under Section 8.10; and

          (m)  Liens arising by operation of law in connection with any judgments in an aggregate amount not to exceed $2,000,000 being appealed not constituting an Event of Default under Section 9(h) so long as such Lien does not exist for 90 days or longer after the entry of such judgment.

        8.4.    Fundamental Changes.    Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all of its property or business, except that:

          (a)   any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Wholly Owned Subsidiary Guarantor (provided that the Wholly Owned Subsidiary Guarantor shall be the continuing or surviving corporation); or, subject to Section 8.7(g), with or into any Foreign Subsidiary;

          (b)   any Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Wholly Owned Subsidiary Guarantor or, subject to Section 8.7(f), any Foreign Subsidiary; and

          (c)   transactions permitted under Section 8.5,

provided that notwithstanding anything to the contrary set forth in this Agreement, neither the Borrower nor any Subsidiary may merge or consolidate with or into or transfer any of its property, assets or business to Lone Star Finance, Inc., other than solely for the purpose of transferring property, assets and cash between the Borrower and its Subsidiaries and vice versa.

        8.5.    Disposition of Property.    Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary's Capital Stock to any Person, except:

          (a)   the Disposition of obsolete, worn out or surplus property in the ordinary course of business;

          (b)   the sale or other Disposition of inventory in the ordinary course of business;

          (c)   Dispositions permitted by Section 8.4(b);

          (d)   the sale or other Disposition or issuance of any Subsidiary's Capital Stock to the Borrower or any Wholly Owned Subsidiary Guarantor;

          (e)   sale and leaseback arrangements permitted by Section 8.10;

          (f)    the Disposition of the Restaurant in Branson, Missouri, and related assets at such Restaurant;

          (g)   the assignments of leases relating to non-operating real property interests in Loveland, Colorado, and Rogers, Arkansas; and

          (h)   the Disposition of other property having a fair market value not to exceed $2,000,000 in the aggregate for any fiscal year of the Borrower.

        8.6.    Restricted Payments.    Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, amortization, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Wagon Investments, the Borrower or any Subsidiary (collectively, "Restricted Payments"), except that:

          (a)   any Subsidiary may make Restricted Payments to the Borrower or any Wholly Owned Subsidiary Guarantor;

          (b)   so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may (i) pay dividends to Wagon Investments to permit Wagon Investments to purchase Wagon Investments' common stock or common stock options (or equivalent equity interests) from present or former officers or employees of any Group Member upon the death, disability or termination of employment of such officer or employee, provided, that the aggregate amount of payments under this clause after the date hereof (net of any proceeds received by Wagon Investments and contributed to the Borrower after the date hereof in connection with resales of any common stock or common stock options or equivalent equity interests so purchased) shall not exceed $2,000,000 and (ii) pay advisory fees and expenses set forth in the Asset Advisory Agreement; and

          (c)   the Borrower may pay dividends to Wagon Investments to permit Wagon Investments to (i) pay corporate overhead expenses incurred in the ordinary course of business not to exceed $500,000 in any fiscal year, (ii) so long as the Borrower is a member of the consolidated, combined or unitary group of which Wagon Investments (or a parent of Wagon Investments) is the parent for federal, state or local income tax purposes, pay federal, state or local income taxes (as the case may be) of such group payable by Wagon Investments (or such parent) to the extent such taxes are attributable to the income or operations of the Borrower provided, however, that the amount distributed by the Borrower pursuant to this clause (ii) shall not exceed the amount of the sum of the income taxes, franchise taxes, "gross margin" taxes and other taxes imposed in lieu of income taxes that such Borrower (and its Subsidiaries) would have paid if the Borrower (and its Subsidiaries) were filing its own separate (or separate consolidated, combined or unitary return with its Subsidiaries) federal, state or local taxes, as the case may be, and (iii) pay the Existing Indebtedness.

        8.7.    Investments.    Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, "Investments"), except:

          (a)   extensions of trade credit in the ordinary course of business;

          (b)   Investments in Cash Equivalents;

          (c)   Guarantee Obligations permitted by Section 8.2;

          (d)   Investments in assets useful in the business of the Borrower and its Subsidiaries made by the Borrower or any of its Subsidiaries with the proceeds of any Reinvestment Deferred Amount;

          (e)   intercompany Investments by any Group Member in the Borrower or any Person that, prior to such Investment, is a Wholly Owned Subsidiary Guarantor;

          (f)    intercompany Investments by the Borrower or any of its Subsidiaries in any Person, that, prior to such Investment, is a Foreign Subsidiary (including, without limitation, Guarantee Obligations with respect to obligations of any such Foreign Subsidiary, loans made to any such Foreign Subsidiary and Investments resulting from mergers with or sales of assets to any such Foreign Subsidiary) in an aggregate amount (valued at cost) not to exceed, together with any Investment pursuant to paragraph (l) of this Section that results in the creation or acquisition of a Foreign Subsidiary or the acquisition of assets by a Foreign Subsidiary or any Investment in the Capital Stock of any Person which is incorporated outside the United States of America, $2,000,000 during the term of this Agreement;

          (g)   investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

          (h)   notes and other non-cash consideration received as part of the purchase price of assets disposed of pursuant to the permissions of this Agreement;

          (i)    the Hedge Agreement required by Section 7.11 and Hedge Agreements permitted under Section 8.11;

          (j)    loans and advances to employees of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $1,000,000 at any one time outstanding;

          (k)   Capital Expenditures permitted under Section 8.1(f) constituting Investments; and

          (l)    in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed $2,000,000 during the term of this Agreement.

        8.8.    Optional Payments and Modifications of the Instrument Evidencing the Subordinated Debt and the Related Agreements.    (a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to the Subordinated Debt except in accordance with the terms of the Subordination Agreement and this Agreement or (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the instrument evidencing the Subordinated Debt (other than any such amendment, modification, waiver or other change that (i) would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon, and (ii) does not involve the payment of a consent fee) or of the Related Documents (other than the Center Cut Letter of Credit).

        8.9.    Transactions with Affiliates.    Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than Wagon Investments, the Borrower or any Wholly Owned Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the relevant Group Member, and (c) upon fair and reasonable terms no less favorable to the relevant Group Member, than it would obtain in a comparable arm's length transaction with a Person that is not an Affiliate. Notwithstanding the foregoing, Borrower and its Subsidiaries may pay (i) advisory fees set forth in the Asset Advisory Agreement and expenses related thereto; and (ii) LS Management, Inc. or its affiliates all amounts payable by the Borrower or its Subsidiaries pursuant to the terms of the Shared Services Agreement.

        8.10.    Sales and Leasebacks.    Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person, or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member, other than any sale-leaseback arrangement related to (a) the real property interest and fixtures, fittings and equipment relating to one or more existing Restaurants, in a total principal aggregate amount not to exceed $15,000,000, or (b) the opening of a new Restaurant to the extent such transaction is consummated within 180 days of the opening of such Restaurant.

        8.11.    Hedge Agreements.    Enter into any Hedge Agreement, except (a) Hedge Agreements entered into in the ordinary course of business consistent with industry practice (and not for speculative purposes) to hedge or mitigate risks to which Borrower or any Subsidiary has actual exposure (other than those in respect of Capital Stock) and (b) Hedge Agreements entered into in the ordinary course of business consistent with industry practice (and not for speculative purposes) in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

        8.12.    Changes in Fiscal Periods.    Permit the fiscal year of the Borrower to end on a day other than the last Tuesday in December or change the Borrower's method of determining fiscal quarters.

        8.13.    Negative Pledge Clauses.    Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents; (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby); (c) leaseholds and intellectual property licenses that, in accordance with usual and customary practices contain such restrictions, so long as such restrictions are only applicable to the property subject to such leaseholds or licenses; (d) imposed by law; and (e) contained in agreements for or instruments evidencing Indebtedness existing on the Closing Date and listed on Schedule 8.2(d).

        8.14.    Clauses Restricting Subsidiary Distributions.    Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents; (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary; (iii) applicable law; (iv) customary provisions restricting the assignment of rights under contracts; (v) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, purchase money obligations for Property acquired in the ordinary course of business that impose restrictions of the nature described in clause (c) above on the Property so acquired; (vi) any agreement for the sale of a Subsidiary that restricts distributions by that Subsidiary pending its sale; and (vii) restrictions on rights to dispose of assets subject to Liens permitted under Section 8.3.

        8.15.    Lines of Business.    Enter into any business, either directly or through any Subsidiary, except for those businesses substantially similar to the businesses which the Borrower and its Subsidiaries are engaged on the date of this Agreement (including, without limitation, catering and the provision of meals and food services).

        8.16.    Amendments to Organizational and Certain Related Documents.    Agree to any material amendment, restatement, supplement or other modification to, or waiver of, any of its corporate or organizational documents or to change its commercial file with the relevant public registry of commerce or any of its material rights under any Related Documents after the Closing Date without in each case obtaining the prior written consent of Required Lenders to such amendment, restatement, supplement or other modification or waiver.

        8.17.    Permitted Activities of Wagon Investments.    Wagon Investments shall not (a) incur, directly or indirectly, any Indebtedness or any other obligation or liability except in connection with activities permitted by this Section; (b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it other than the Liens which would be permitted pursuant to Section 8.3; (c) engage in any business or activity or own any assets other than (i) holding 100% of the Capital Stock of the Borrower, (ii) performing its obligations and activities incidental thereto under the Loan Documents and to the extent not inconsistent therewith, the Related Documents; and (iii) making Restricted Payments and Investments to the extent permitted by this Agreement; (d) consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person; (e) sell or otherwise dispose of any Capital Stock of any of its Subsidiaries; (f) create or acquire any Subsidiary or make or own any Investment in any Person other than Borrower; or (g) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.

SECTION 9. EVENTS OF DEFAULT

        If any of the following events shall occur and be continuing:

          (a)   the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within three Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

          (b)   any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

          (c)   (i) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 7.4(a), Section 7.8(a) or Section 8 of this Agreement or Section 5.5 and 5.7(b) of the Guarantee and Collateral Agreement or (ii) an "Event of Default" under and as defined in any Mortgage shall have occurred and be continuing; or

          (d)   any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section) and such default shall not have been remedied or waived within 30 days after the earlier of (i) a Responsible Officer of such Loan Party becoming aware of such default or (ii) receipt by the Borrower of written notice from the Administrative Agent or any Lender of such default; or

          (e)   any Group Member shall (i) default under any Guaranteed Lease in an amount in excess of $2,000,000; or (ii) default in making any payment of any principal of any Indebtedness

  (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (iii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iv) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (ii), (iii), (iv) or (v) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (ii), (iii), (iv) or (v) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $2,000,000; or

          (f)    (i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator, or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v)any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

          (g)   (i) any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the distress termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate in a distress termination for purposes of Title IV of ERISA, (v) any Group Member or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

          (h)   one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (to the extent not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage or by an established self insurance program) of $2,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

          (i)    any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

          (j)    the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

          (k)   a Change of Control shall occur; or

          (l)    a violation of Section 8.17 by Wagon Investments; or

          (m)  any Subordinated Debt or the guarantees thereof shall cease, for any reason, to be validly subordinated to the Obligations or the obligations of the Subsidiary Guarantors under the Guarantee and Collateral Agreement, as the case may be, as provided in the Subordination Agreement, or any Loan Party, any Affiliate of any Loan Party, the trustee in respect of any Subordinated Debt shall so assert; or

          (n)   (i) the failure to maintain the Center Cut Letter of Credit or the Center Cut Letter of Credit terminates for any reason at any time prior to the settlement of the cash claims held by certain dissenting shareholders in connection with Wagon Investments' acquisition of the Borrower or (ii) the settlement of such cash claims is paid with anything other than the proceeds of equity contributions to the Borrower and/or the amounts under the Center Cut Letter of Credit, then, upon the occurrence, and during the continuance of any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, (i) automatically the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 10. THE AGENTS

        10.1.    Appointment.    Each Lender hereby irrevocably designates and appoints each Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes such Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

        10.2.    Delegation of Duties.    Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents, attorneys-in-fact or any of their respective Affiliates and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents, attorneys-in-fact or Affiliates selected by it with reasonable care. Any such agent, attorney-in-fact or Affiliate (and such agent's, attorney's-in-fact or Affiliate's directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which such Agent is entitled under Sections 10 and 11.

        10.3.    Exculpatory Provisions.    Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

        10.4.    Reliance by Agents.    Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Wagon Investments or the Borrower), independent accountants and other experts selected by such Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. As among the Lenders, the Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

        10.5.    Notice of Default.    No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Lender, Wagon Investments or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default." In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

        10.6.    Non-Reliance on Agents and Other Lenders.    Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

        10.7.    Indemnification.    The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by Wagon Investments, the Borrower and without limiting the obligation of

Wagon Investments or the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent's gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

        10.8.    Agent in Its Individual Capacity.    Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms "Lender" and "Lenders" shall include each Agent in its individual capacity.

        10.9.    Successor Administrative Agent.    The Administrative Agent may resign as Administrative Agent upon 30 days' notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 9(a) or Section 9(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term "Administrative Agent" shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

        10.10.    Security Documents.

        (a)    Agents under Security Documents.    Each Lender hereby further authorizes the Administrative Agent on behalf of and for the benefit of Lenders, to be the agent for and representative of Lenders with respect to the Collateral and the Security Documents. Subject to Section 11.1, without further written consent or authorization from Lenders, the Administrative Agent may execute any documents or instruments necessary to in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which Required Lenders (or such other Lenders as may be required to give such consent under Section 11.1) have otherwise consented.

        (b)    Right to Realize on Collateral and Enforce Guarantee and Collateral Agreement and Security Documents.    Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee and Collateral Agreement or any of the Security Documents, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Administrative Agent, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale, the Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and the Administrative Agent, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale.

        10.11.    Agents Generally.    Except as expressly set forth herein, no Agent shall have any duties or responsibilities hereunder in its capacity as such.

        10.12.    The Syndication Agents and Lead Arranger.    None of the Syndication Agents and Lead Arranger, in its respective capacity as such, shall have any duties or responsibilities, or incur any liability, under this Agreement or the other Loan Documents.

SECTION 11. MISCELLANEOUS

        11.1.    Amendments and Waivers.    Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive or reduce all or any portion of the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender's Revolving Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 11.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral (except as expressly contemplated hereby or by any other Loan Document) or release all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement (except as expressly contemplated hereby or by any other Loan Document), in each case without the written consent of all Lenders; (iv) amend, modify or waive any provision of Section 10 without the written consent of each Agent adversely affected thereby; (v) amend, modify or waive any provision of Sections 3.5 to 3.12 without the written consent of the Issuing Lender or (vi) amend, modify or waive this Agreement or the Security Documents so as to alter the ratable treatment of Obligations arising under the Loan Documents and Obligations arising under Hedge Agreements or the definition of "Qualified Counterparty," "Hedge Agreement," or "Obligations," in each case in a manner adverse to any Qualified Counterparty with Obligations then outstanding without the written consent of any such Qualified Counterparty. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

        11.2.    Notices.    All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Agents, and as set forth in an Administrative Questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Wagon Investments or the Borrower:	LSF5 Wagon Investments LLC or Center Cut
Hospitality, Inc. (as applicable)
717 North Harwood Street, Suite 2200
Dallas, Texas 75201
Attention: Legal Department
Telecopy: (214) 754-8302
Telephone: (214) 754-8400
With a copy to:	Jerry Aaron Center Cut Hospitality, Inc. 224 E. Douglas, Suite 700 Wichita, KS 67202 Telecopy: (316) 264-2926 Telephone: (316) 264-8899
With a copy to:	Robert G. McCormick Hunton & Williams LLP 1445 Ross Avenue, Suite 3700 Dallas, Texas 75202 Telecopy: (214) 468-3599 Telephone: (214) 468-3300
Administrative Agent:	Barclays Bank PLC 200 Park Avenue New York New York 10166 Attention: Diane Rolfe Telecopy: (212) 412-7600 Telephone: (212) 412-7636
With a copy to:	Barclays Capital Services LLC 200 Cedar Knolls Road Whippany, NJ 07981 Attention: Gemma Dizon Telecopy: (973) 576-3014 Telephone: (973) 576-6713
and	Latham & Watkins LLP 885 Third Avenue, Suite 1000 New York, NY 10022 Attention: Shoba Pala-Krishnan Telecopy: (212) 751-4864 Telephone: (212) 906-1200

        Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

        11.3.    No Waiver; Cumulative Remedies.    No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

        11.4.    Survival of Representations, Warranties and Agreement.    All representations, warranties and agreements made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Loan Party set forth in Sections 4.9(c), 4.11, 4.12, 11.5, 11.6, 11.8(b) and 11.25(b) and the agreements of the Lenders set forth in Sections 10.3, 10.7 and 11.8(a) shall survive the payment of the Loans, and the termination hereof.

        11.5.    Payment of Expenses and Taxes.    Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to pay promptly (a) all the actual and reasonable costs and expenses of preparation of the Loan Documents and any consents, amendments, waivers or other modifications thereto; (b) all the costs of furnishing all opinions by counsel for Borrower and the other Loan Parties; (c) the reasonable fees, expenses and disbursements of counsel to Agents (in each case excluding costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by the Borrower; (d) all the actual costs and reasonable expenses of creating and perfecting Liens in favor of the Administrative Agent, for the benefit of Lenders pursuant hereto, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or Required Lenders may request in respect of the Collateral or the Liens created pursuant to the Security Documents; (e) all the actual costs and reasonable fees, expenses and disbursements of any auditors, accountants, consultants or appraisers; (f) to pay, indemnify, and hold each Lender and Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents; (g) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by the Administrative Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (h) all other actual and reasonable costs and expenses incurred by each Agent in connection with the syndication of the Loans and Commitments and the negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (i) after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable attorneys' fees (excluding allocated costs of internal counsel) and costs of settlement, incurred by any Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of any guaranty pursuant to the Guarantee and Security Agreement) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a "work-out" or pursuant to any insolvency or bankruptcy cases or proceedings.

        11.6.    Indemnity.    (a) In addition to the payment of expenses pursuant to this Section 11.6, whether or not the transactions contemplated hereby shall be consummated, each Group Member agrees to defend (subject to Indemnitees' reasonable approval of the selection of counsel), indemnify, pay and hold harmless, each Agent and Lender and the officers, partners, members, directors, trustees, advisors, employees, agents, sub-agents and Affiliates of each Agent and each Lender (each, an "Indemnitee"), from and against any and all Indemnified Liabilities; provided, no Loan Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnitee. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 11.6 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Loan Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

        (b)   To the extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against each Lender, each Agent and their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, arising out of, as a result of, or in any way related to, this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and the Borrower hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

        The agreements in this Section 11.6 shall survive repayment of the Loans and all other amounts payable hereunder.

        11.7.    Successors and Assigns; Participations and Assignments.

        (a)    Successors and Assigns Generally.    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee ("Assignee") in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, any Affiliate of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

        (b)    Assignments by Lenders.    Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its

Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

          (i)    Minimum Amounts.

            (A)  in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

            (B)  in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if "Effective Date" is specified in the Assignment and Assumption, as of the Effective Date) shall not be less than $1,000,000, in the case of any assignment in respect of a Revolving Facility, or $1,000,000, in the case of any assignment in respect of a Term Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

          (ii)    Proportionate Amounts.    Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

          (iii)    Required Consents.    No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

            (A)  the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

            (B)  the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) an Unfunded or Revolving Loan if such assignment is to a Person that is not a Lender with a Commitment in respect of such facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) a funded term facility to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and

            (C)  the consent of the Issuing Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

          (iv)    Assignment and Assumption.    The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, (provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment), and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

          (v)    No Assignment to Borrower.    No such assignment shall be made to the Borrower or any of the Borrower's Affiliates or Subsidiaries.

          (vi)    No Assignment to Natural Persons.    No such assignment shall be made to a natural person.

        Notwithstanding anything to the contrary contained herein, any Lender (a "Granting Lender") may grant to a special purpose funding vehicle organized and administered by such Granting Lender (an "SPV"), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement, provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, such party will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof, provided that each Lender designating any SPV hereby agrees to indemnify and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such SPV during such period of forbearance. In addition, notwithstanding anything to the contrary contained in this Section 11.7(b), any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrowers and Administrative Agent to the extent otherwise required by this Section 11.7(b)) providing liquidity or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) subject to Section 11.16 disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.

        Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.9, 4.10, 4.11, 4.12, 11.5, and 11.6 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

        (c)    Register.    The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York, USA, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be deemed conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may

treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

        (d)    Participations.    Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower's Affiliates or Subsidiaries) (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and Issuing Lender shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.

        Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 11.1 and (2) directly affects such Participant. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.9, 4.10, 4.11, 4.12 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.8(b) as though it were a Lender, provided such Participant agrees to be subject to Section 11.8(a) as though it were a Lender.

        (e)    Limitations upon Participant Rights.    A Participant shall not be entitled to receive any greater payment under Sections 4.9, 4.10, 4.11 and 4.12 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 4.11 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 4.11(e) as though it were a Lender.

        (f)    Certain Pledges.    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

        11.8.    Adjustments; Set-off.    (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a "Benefitted Lender") shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 9, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Borrower agrees that each Lender so purchasing a portion of another Lender's Loans may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

        (b)   In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to Wagon Investments or the Borrower, any such notice being expressly waived by Wagon Investments or the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Wagon Investments or the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of Wagon Investments or the Borrower, as the case may be. The aforesaid right of set-off may be exercised by such Lender against the Borrower or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor of the Borrower, or against anyone else claiming through or against the Borrower or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by such Lender prior to the making, filing or issuance, or service upon such Lender of, or of notice of, any such petition; assignment for the benefit of creditors; appointment or application for the appointment of a receiver; or issuance of execution, subpoena, order or warrant. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

        11.9.    Counterparts.    This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

        11.10.    Severability.    Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        11.11.    Integration.    This Agreement and the other Loan Documents represent the entire agreement of Wagon Investments, the Borrower, the Agents and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

        11.12.    GOVERNING LAW.    THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

        11.13.    Submission To Jurisdiction; Waivers.    Each of the Loan Parties hereto hereby irrevocably and unconditionally:

          (a)   submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

          (b)   consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

          (c)   agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Wagon Investments or the Borrower at its address set forth in Section 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

          (d)   agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

          (e)   waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

        11.14.    Acknowledgments.    Each of Wagon Investments and the Borrower hereby acknowledges that:

          (a)   it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

          (b)   no Agent or Lender has any fiduciary relationship with or duty to Wagon Investments or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents and Lenders, on one hand, and Wagon Investments and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

          (c)   no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Wagon Investments, between the Borrower and the Lenders.

        11.15.    Releases of Guaranties and Liens.    (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 11.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 11.1 or (ii) under the circumstances described in paragraph (b) below.

        (b)   At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents (other than obligations under or in respect of Hedge Agreements) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination)

of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

        (c)   At the request and sole expense of any Group Member following any such termination, the Administrative Agent shall deliver to such Group Member any Collateral held by the Administrative Agent under the Security Documents, and execute and deliver to such Group Member such documents as the Group Member shall reasonably request to evidence the termination.

        11.16.    Confidentiality.    Each Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to any Agent, any other Lender or any Lender Affiliate, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Hedge Agreement (or any professional advisor to such counterparty), (c) to any pledgee referred to in Section 11.7(f), (d) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (e) upon the request or demand of any Governmental Authority, (f) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (g) if requested or required to do so in connection with any litigation or similar proceeding, (h) that has been publicly disclosed, (i) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender's investment portfolio in connection with ratings issued with respect to such Lender, or (j) in connection with the exercise of any remedy hereunder or under any other Loan Document.

        11.17.    WAIVERS OF JURY TRIAL.    THE GUARANTORS, THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

        11.18.    Independence of Covenants.    All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

        11.19.    Marshalling; Payments Set Aside.    Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or any Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

        11.20.    Obligations Several; Independent Nature of Lenders' Rights.    The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

        11.21.    Usury Savings Clause.    Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender's option be applied to the outstanding amount of the Loans made hereunder or be refunded to Borrower.

        11.22.    Effectiveness.    This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by the Borrower and Administrative Agent of written notification of such execution and authorization of delivery thereof.

        11.23.    USA Patriot Act.    Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act or any other similar legislation, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrower in accordance with the USA Patriot Act or any other similar legislation.

        11.24.    Electronic Execution of Assignments.    The words "execution," "signed," "signature," and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

LSF5 WAGON INVESTMENTS, LLC, as Wagon Investments
By:	/s/ MARC L. LIPSHY Name: Marc L. Lipshy Title: President
CENTER CUT HOSPITALITY, INC., (f/k/a Lone Star Steakhouse & Saloon, Inc.) as Borrower
By:	/s/ MARC L. LIPSHY Name: Marc L. Lipshy Title: President

BARCLAYS CAPITAL, as Sole Lead Arranger and Sole Book Manager and Syndication Agent
By:	/s/ DIANE F. ROLFE Name: Diane F. Rolfe Title: Director
BARCLAYS BANK PLC, as Collateral Agent, as Administrative Agent and as a Term Lender and a Revolving Lender
By:	/s/ DIANE F. ROLFE Name: Diane F. Rolfe Title: Director

WELLS FARGO BANK, N.A., as Syndication Agent and as a Revolving Lender
By:	/s/ STEPHEN LEON Name: Stephen Leon Title: Managing Director
By:	/s/ MAUREEN MALPHUS Name: Maureen Malphus Title: Vice President

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$130,000,000 CREDIT AGREEMENT among LSF5 WAGON INVESTMENTS, LLC, as Wagon Investments, CENTER CUT HOSPITALITY, INC. (f/k/a Lone Star Steakhouse & Saloon, Inc.), as the Borrower, THE LENDERS FROM TIME TO TIME PARTIES HERETO, BARCLAYS CAPITAL and WELLS FARGO BANK, N.A., as Syndication Agents and BARCLAYS CAPITAL as Lead Arranger and Sole Bookrunner, and BARCLAYS BANK PLC, as Administrative Agent and BARCLAYS BANK PLC, as Collateral Agent Dated as of JULY 6, 2007